Exhibit T3E.1

Offering Memorandum

WCI Communities, Inc.

Exchange Offer for any and all Outstanding

4.0% Contingent Convertible Senior Subordinated Notes due 2023

(CUSIP No. 92923CAK0)

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 4, 2008 UNLESS EXTENDED OR EARLIER TERMINATED BY US (THE “EXPIRATION DATE”).

Terms of the Exchange Offer

We are offering to exchange new 16% Senior Secured Notes due 2013 (“new notes”) for all of our currently outstanding 4.0% Contingent Convertible Senior Subordinated Notes due 2023 (“outstanding notes”).

Subject to the satisfaction or waiver of specified conditions described in this offering memorandum and the related Letter of Transmittal (which together constitute the “Exchange Offer”), we will exchange the new notes for all outstanding notes that are validly tendered and not withdrawn by you at any time prior to the Expiration Date as described in this offering memorandum. Each $1,000 of outstanding notes tendered will be exchanged for $1,000 principal amount of new notes.

The new notes will be freely transferable and not subject to any transfer restrictions.

The new notes will not be listed on any securities exchange or included in any automatic quotation system.

We will not receive any proceeds for the exchange. We reserve the right to extend or amend the Exchange Offer, in our sole discretion. Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date. We will not be required to accept for exchange any outstanding notes tendered pursuant to the Exchange Offer and may terminate or amend the Exchange Offer if any of the conditions in “The Exchange Offer – Conditions to the Exchange Offer” is not satisfied, or the occurrence thereof has not been waived by us in our sole discretion. The Exchange Offer is open to all holders of outstanding notes and, as more fully explained in this offering memorandum, is subject to customary conditions, as well as a 95% minimum tender condition, all of which we may waive. In addition, the Exchange Offer is conditioned upon the consummation of the amendment and restatement of the Company’s existing credit facilities and the issuance of new second lien notes as further described in the offering memorandum under the heading “Refinancing Transactions.” No assurances can be given that the Company will be able to consummate the amendment and restatement of its existing credit facilities or be able to issue new second lien notes, in each case on acceptable terms or at all.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS OFFERING MEMORANDUM BEFORE DECIDING TO TENDER YOUR OUTSTANDING NOTES.

Neither our board of directors nor any other person is making any recommendation as to whether you should choose to exchange your outstanding notes for new notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THE EXCHANGE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE EXCHANGE OFFER OR DETERMINED IF THIS OFFERING MEMORANDUM IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offering memorandum is July 8, 2008.

You should rely solely only on the information contained in, or incorporated by reference into, this offering memorandum or to which we have referred you. We have not authorized anyone to provide you with information that is different or to make any representations about us or the transaction we discuss in this offering memorandum. If you receive information about these matters that is not included in this offering memorandum, you must not rely on that information. This offering memorandum does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the Exchange Offer to holders in such jurisdiction. The information in this document may only be accurate on the date of this document. The information in the documents incorporated by reference may be accurate only as of their respective dates.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. Regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders. In addition neither our financial advisor nor any broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission

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required for the purchase, offer or sale by you of the new notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor. We are not making any representation to any participant in this offering regarding the legality of this exchange under any legal, investment, or similar laws or regulations.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in, or incorporated by reference into, this offering memorandum, other than those contained in this offering memorandum (including the documents incorporated by reference into this offering memorandum). If given or made, such information or representations may not be relied upon as having been authorized by us.

This offering memorandum is submitted to holders for informational use solely in connection with their consideration of the Exchange Offer described in this offering memorandum. Its use for any other purpose is not authorized. The offering memorandum may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this offering memorandum is correct as of the date hereof and neither the delivery of this offering memorandum nor the consummation of the Exchange Offer shall create the implication that the information contained herein is correct at any time after the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date. No representation is made to any holder regarding the legality of an investment in the new notes under any applicable legal investment or similar laws or regulations. The contents of this offering memorandum are not to be construed as legal, business or tax advice. Holders should consult their own attorney, business advisor or tax advisor as to legal, business or tax advice with respect to the Exchange Offer.

Questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your outstanding notes should be directed to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the telephone number or the address listed on the back cover page of this offering memorandum. Requests for additional copies of this offering memorandum, any documents incorporated by reference into this offering memorandum or the enclosed Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the exchange agent at the telephone number and address listed on the back cover page of this offering memorandum.

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AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file reports, proxy statements and other information within the SEC. Such reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically by us with the SEC are available at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information contained in documents that we file with the SEC into this offering memorandum. This means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this offering memorandum. Information in this offering memorandum supersedes information incorporated by reference that we filed with the SEC prior to the date of this offering memorandum, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2008;

•	Our Current Report on Form 8-K filed on January 8, 2008;

•	Our Current Report on Form 8-K filed on January 17, 2008;

•	Our Current Report on Form 8-K filed on February 13, 2008;

•	Our Current Report on Form 8-K filed on March 19, 2008 (Item 1.01 only);

•	Our Current Report on Form 8-K filed on April 2, 2008;

•	Our Current Report on Form 8-K filed on June 13, 2008; and

•	Our Current Report on Form 8-K filed on June 26, 2008.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, FL 34134

(239) 947-2600

Attention: James D. Cullen, Esq.

Vice President and Deputy General Counsel

You should only rely on the information incorporated by reference or provided in this offering memorandum. We have not authorized anyone else to provide you with different information. You should not assume that the information in this offering memorandum is accurate as of any date other than the date on the front of this document or, in the case of information incorporated by reference, the date of the document containing the information incorporated by reference.

FORWARD-LOOKING STATEMENTS

This offering memorandum includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These statements are contained in the documents incorporated herein by reference and in the sections entitled “Summary,” “Risk Factors” and other sections of this offering memorandum.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below and elsewhere in this offering memorandum, including under the section headed “Risk Factors.” These factors include, among others:

•	our ability to compete in real estate markets where we conduct business;

•	the availability and cost of land in desirable areas in our geographic markets and our ability to expand successfully into those areas;

•	our ability to obtain necessary permits and approvals for the development of our lands;

•	the availability of capital to us and our ability to effect growth strategies successfully;

•	our ability to pay principal and interest on our current and future debts;

•	material increases in labor and material costs;

•	delayed or inadequate supply of labor and materials;

•	increases in interest rates;

•	the level of consumer confidence;

•	adverse legislation or regulations;

•	natural disasters; and

•	changes in general economic, real estate and business conditions.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update any forward-looking statements in this offering memorandum or elsewhere.

Our risks are more specifically described in “Risk Factors.” If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

SUMMARY TERM SHEET

The following are some of the questions you may have as a holder of the outstanding notes and the answers to those questions. You should refer to the more detailed information set forth in this offering memorandum and to which we refer you for more complete information about us and the Exchange Offer.

Q:	Who is making the Exchange Offer?

A:	WCI, the issuer of the outstanding notes, is making the Exchange Offer.

Q:	Why are we making the Exchange Offer?

A:	The purpose of the Exchange Offer is to exchange outstanding notes for new notes with different terms. Holders of our outstanding notes have an option of requiring us to repurchase the outstanding notes in cash at a price of 100 percent of the aggregate principal amount of the outstanding notes plus accrued but unpaid interest on August 5, 2008, as specified in Section 3.08 of the indenture governing the outstanding notes. We are currently prohibited from repurchasing the outstanding notes for cash and do not anticipate having sufficient liquidity to satisfy our obligations to repurchase the outstanding notes. Therefore, we are offering to issue the new notes in exchange for the outstanding notes. If we are unable to successfully complete the Exchange Offer, the holders of the outstanding notes would have the right to exercise remedies specified in the indenture governing the outstanding notes, including accelerating the maturity of the outstanding notes, which could result in the acceleration of substantially all of our other outstanding indebtedness and could cause us to file for bankruptcy. Please see the discussions set forth in the section of this offering memorandum entitled “Risk Factors” for more information on the possible consequences if the Exchange Offer is not successfully completed.

Q:	Does the success of the Exchange Offer depend on the participation of any minimum number of holders?

A:	Yes. The Exchange Offer is subject to a 95% minimum tender condition, which means that at least 95% of the aggregate principal amount outstanding of the outstanding securities must have been validly tendered and not withdrawn. If this condition is not met, we may terminate or amend the Exchange Offer at any time before the acceptance of the outstanding securities for exchange. However, we may waive this condition at any time, in whole or in part, in our sole discretion.

Q:	When will the Exchange Offer expire?

A:	The Exchange Offer will expire at 12:00 midnight New York City time, on August 4, 2008, unless extended or earlier terminated by us. We may extend the Expiration Date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the scheduled expiration of the Exchange Offer. We will not be required to accept for exchange outstanding notes tendered pursuant to the Exchange Offer and may terminate or amend the Exchange Offer if any of the conditions listed in “The Exchange Offer—Conditions to the Exchange Offer” is not satisfied. The conditions may be waived by us, in whole or in part, in our sole discretion.

Q:	What will you receive in the Exchange Offer if you tender your outstanding notes and they are accepted?

A:

For each $1,000 principal amount of outstanding notes that we accept in the exchange, you will, upon the terms and subject to the conditions set forth in this offering memorandum and the related Letter of Transmittal, receive $1,000 principal amount of new notes. For any interest period from the issue date of the new notes through August 5, 2011, interest will accrue on the new notes at a rate of 16% per annum and is payable entirely by increasing the principal amount of the new notes or by issuing additional new notes (the “PIK Interest”) After August 5, 2011, all interest on the new notes will accrue at a rate of 15% and be payable in cash or in kind at the option of the Company.

Q:	What risks should I consider in deciding whether or not to tender my outstanding notes?

A:	In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business and the new notes described in the section of this offering memorandum entitled “Risk Factors,” beginning on page 16, and the documents incorporated by reference into this offering memorandum.

Q:	If the Exchange Offer is consummated but you do not tender your outstanding notes, how will your rights be affected?

A:	If you do not exchange your outstanding notes in this Exchange Offer, or if your outstanding notes are not accepted for exchange, you will continue to hold your outstanding notes and will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes.

Q:	What amount of outstanding notes are we seeking in the Exchange Offer?

A:	We are seeking to exchange all $125,000,000 in aggregate principal amount of our outstanding notes.

Q:	Will we exchange all of the outstanding notes validly tendered?

A:	Yes. We will exchange all of the outstanding notes validly tendered pursuant to the terms of the Exchange Offer.

Q:	What are the conditions to the completion of the Exchange Offer?

A:	The Exchange Offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. Most significantly, there is a 95% minimum tender condition, which means that at least 95% of the aggregate principal amount outstanding of the outstanding notes must have been validly tendered and not withdrawn. In addition, the Exchange Offer is conditioned upon the consummation of the amendment and restatement of the Company’s existing credit facilities and the issuance of new second lien notes as further described in the offering memorandum under the heading “Refinancing Transactions.” If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered outstanding notes. Prior to the Expiration Date, we reserve the right to terminate or withdraw the Exchange Offer if any of the conditions listed in “The Exchange Offer—Conditions to the Exchange Offer” is not satisfied, or the occurrence thereof has not been waived by us in our sole discretion. We describe the conditions to the Exchange Offer in greater detail in the section titled “The Exchange Offer—Conditions to the Exchange Offer.”

Q:	Who may participate in the Exchange Offer?

A:	All holders of the outstanding notes may participate in the Exchange Offer.

Q:	Do you have to tender all of your outstanding notes to participate in the Exchange Offer?

A:	No. You do not have to tender all of your outstanding notes to participate in the Exchange Offer. Outstanding notes accepted in the exchange will be retired and cancelled.

Q:	Will the new notes be listed?

A:	We have not applied and do not intend to apply for listing or quotation of the new notes on any securities exchange.

Q:	Will the new notes be freely tradable?

A:	The Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. Securities that are obtained in Section 3(a)(9) exchanges generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. All of the outstanding notes are freely tradeable. As a result, the new notes we issue to you in exchange for your outstanding notes will be freely tradeable.

Q:	What risks should you consider in deciding whether or not to tender your outstanding notes?

A:	In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting WCI, the homebuilding industry, and the new notes described in the section of this offering memorandum entitled “Risk Factors,” beginning on page 16 and the documents incorporated by reference into this offering memorandum.

Q:	How do you participate in the Exchange Offer?

A:	In order to exchange outstanding notes, you must tender the outstanding notes together with a properly completed Letter of Transmittal and the other agreements and documents described in the Letter of Transmittal. If you own outstanding notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the Letter of Transmittal on how to instruct them to tender the outstanding notes on your behalf, as well as submit a Letter of Transmittal and the other agreements and documents described in this document. We describe the procedures for participating in the Exchange Offer in more detail in the section titled “The Exchange Offer—Procedures for Tendering.”

Q:	May you withdraw your tender of outstanding notes?

A:	Yes. You may withdraw any tendered outstanding notes at any time prior to 12:00 midnight, New York City time, on the Expiration Date of the Exchange Offer.

Q:	What happens if your outstanding notes are not accepted in the Exchange Offer?

A:	If we do not accept your outstanding notes for exchange for any reason, the outstanding notes tendered by book-entry transfer into the account of The Bank of New York Mellon Trust Company, N.A., our exchange agent, at The Depository Trust Company will be credited to your account at DTC.

Q:	If you decide to tender your outstanding notes, will you have to pay any fees or commissions to us or the exchange agent?

A:	We will pay transfer taxes, if any, applicable to the transfer of outstanding notes pursuant to the Exchange Offer. Additionally, we will pay all other expenses related to the Exchange Offer, except any commissions or concessions of any broker or dealer.

Q:	Will you be subject to tax on your exchange of outstanding notes for new notes pursuant to the Exchange Offer?

A:

The exchange of outstanding notes for new notes generally will be a taxable exchange for United States federal income tax purposes, unless the exchange qualifies as a recapitalization under the Internal Revenue

Code. See the section of the offering memorandum entitled “Certain United States Federal Income Tax Consequences.” The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Q:	Has the board of directors or any committee of the board of directors adopted a position on the Exchange Offer?

A:	Our board of directors approved the making of the Exchange Offer. However, our board of directors does not make any recommendation as to whether you should tender outstanding notes and, if so, how many outstanding notes to tender. In making your decision, we urge you to carefully read this document, the documents incorporated herein by reference and the other documents to which we refer you in their entirety, including the discussions of risks and uncertainties set forth in the section of this offering memorandum entitled “Risk Factors.”

Q:	Who can you call with questions about how to tender your outstanding notes?

A:	You should direct any questions regarding procedures for tendering outstanding notes and requests for additional copies of this offering memorandum, the Letter of Transmittal or the documents incorporated by reference in this offering memorandum to The Bank of New York Mellon Trust Company, N.A., our exchange agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Exchange Agent.”

Q:	Where should you send your Letter of Transmittal and other required documents?

A:	You should send your Letter of Transmittal and other required documents to our exchange agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Exchange Agent.”

SUMMARY

This summary highlights information contained elsewhere in this offering memorandum or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before exchanging the outstanding notes. You should read the entire offering memorandum carefully, including the documents incorporated herein by reference. You should pay particular attention to the risks discussed under the “Risk Factors” section beginning on page 16. As used in this offering memorandum, the terms “Company,” “WCI,” “we,” “our,” “ours” and “us”, unless the context otherwise requires, refer to WCI Communities, Inc. and its subsidiaries and predecessors as a combined entity.

Our Company

We are a fully integrated homebuilding and real estate services company with over 50 years of experience in the design, construction and operation of leisure-oriented, amenity-rich master-planned communities. We began our operations in Florida through companies that principally focused on developing amenitized communities in the state. In the late 1990’s, we changed our business model to capture greater revenues and gross margins by becoming the principal homebuilder in most of our communities. In May 2004, we initiated homebuilding operations outside of Florida with the acquisition of Spectrum Communities, a developer and homebuilder based in the Northeast U.S. In February 2005, we acquired Renaissance Housing Corporation, a homebuilder and high-rise tower developer based in the Mid-Atlantic U.S. These acquisitions, which are fully integrated with our operations, established our position in the Northeast and Mid-Atlantic U.S. luxury residential markets and broadened our capabilities to take advantage of future opportunities in the mid- and high-rise urban residential market.

We offer a full complement of products and services to enhance our customers’ lifestyles and meet their expectations. We design, sell and build single- and multi-family homes serving move-up, pre-retirement and retirement home buyers. We design, sell and build luxury residential towers targeting affluent, leisure-oriented home purchasers. We acquire and develop the land in our communities, construct the residences, design, build and operate the amenities in many of our communities and otherwise control most aspects of the planning, design, development, construction and operation of our communities. In certain situations, we elect to sell parcels and lots to others, including other builders and developers or end users.

REFINANCING TRANSACTIONS

We intend to issue $350.0 million aggregate principal amount of senior secured notes due 2012 (the “Second Lien Notes”) in a transaction exempt from the registration requirements of the Securities Act. We intend to use a portion of the net proceeds from the issuance of the Second Lien Notes to prepay in full the loans outstanding under the Tower Construction Loan Agreement and to make approximately $300.0 million of prepayments under the Senior Term Loan Agreement, dated as of December 23, 2005 (the “Existing Term Loan Agreement”) among WCI, KeyBank National Association, as administrative agent, and the other lenders party thereto, and the Senior Revolving Credit Agreement, dated as of June 13, 2006 (the “Existing Revolving Credit Agreement”, together with the Existing Term Agreement, the “Existing Credit Facilities”) among WCI, Bank of America, N.A., as administrative agent, and other lenders party thereto. In connection with the prepayments, we expect to amend and restate the terms and conditions of the Existing Term Loan Agreement (as amended, the “Amended Term Loan Agreement”) and to amend and restate the terms and conditions of the Existing Revolving Credit Agreement (as amended, the “Amended Revolving Credit Agreement”, together with the Amended Term Loan Agreement, the “Amended Credit Facilities”).

In connection with the amendment and restatement, we expect that the outstanding loans under the Amended Term Loan Agreement will be reduced to approximately $132.3 million, which are expected to mature and be payable in full on December 23, 2010. Under the Amended Revolving Credit Agreement, we expect that approximately $243.3 million will cease to revolve and will mature and be payable in full on June 11, 2010. We expect that up to $100.0 million of the remaining $150.0 million revolving portion of the Amended Revolving Credit Agreement will be available for letters of credit.

The issuance of the Second Lien Notes and the application of the net proceeds therefrom and the amendment and restatement of the Company’s Existing Credit Facilities are referred to collectively in this offering memorandum as the “Refinancing Transactions”. See “Refinancing Transactions” and “Description of Other Indebtedness” for a more detailed description of the expected terms of the amendment and restatement of the Company’s Existing Credit Facilities and the expected terms of the Second Lien Notes. The closing of this exchange offer is conditioned upon the consummation of the Refinancing Transactions and the entering into the Amended Credit Facilities is expected to be conditioned upon the exchange of at least 95% of the outstanding notes for new notes and the issuance of at least $350.0 million of Second Lien Notes. No assurances can be given that we will be able to enter into the Amended Credit Facilities or be able to issue Second Lien Notes, in each case on acceptable terms or at all.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive office is located at 24301 Walden Center Drive, Bonita Springs, Florida 34134. Our telephone number is (239) 947-2600. WCI was incorporated in Delaware on October 26, 1987. Our website address is www.wcicommunities.com. Information on our website does not constitute part of this offering memorandum.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 and the other reports we file with the SEC. See “Available Information” on page 1.

SUMMARY DESCRIPTION OF THE NOTES

The Outstanding Notes

The Outstanding Notes	On August 5, 2003, we sold $125,000,000 aggregate principal amount of our 4.0% Contingent Convertible Senior Subordinated Notes due 2023 (the “outstanding notes”), of which $125,000,000 aggregate principal amount remains outstanding as of the date of this offering memorandum. The outstanding notes were offered to qualified institutional buyers under Rule 144A. A registration statement on Form S-3 was filed with the SEC on September 12, 2003 to permit the resale from time to time of the outstanding notes and any shares of common stock issued upon conversion of the outstanding notes. Under the Registration Rights Agreement dated as of August 5, 2003 by and among us, the guarantors named therein and Deutsche Bank Securities Inc. and Raymond James & Associates, Inc., as initial purchasers, our obligation to keep such registration statement effective ended on August 5, 2005.

The Exchange Offer

The following is a summary of the terms of the Exchange Offer. For a more complete description, see “The Exchange Offer.”

Securities Offered	$125,000,000 aggregate principal amount of our 16% notes due 2013 (the “new notes”).

Exchange Offer	We are offering $1,000 principal amount of new notes in exchange (the “Exchange Offer”) for each $1,000 principal amount of outstanding notes. You may tender your outstanding notes for exchange by following the procedures described in the section of the offering memorandum entitled “The Exchange Offer.”

The outstanding notes may be tendered only in integral amounts of $1,000 unless you are tendering all of your outstanding notes. You may tender all, some or none of your outstanding notes.

Conditions to the Exchange Offer	The Exchange Offer is subject to a limited number of conditions, which we may waive. Most significantly, there is 95% minimum tender condition, which means that at least 95% of the aggregate principal amount outstanding of the outstanding notes must have been validly tendered and not withdrawn. The Exchange Offer is also subject to the condition that we have consummated the Refinancing Transactions. Please read the section captioned “The Exchange Offer —Conditions to the Exchange Offer” of this offering memorandum for more information regarding the conditions to the Exchange Offer.

Expiration Date; extension	The Exchange Offer will expire at 12:00 midnight, New York City time, on August 4, 2008 (the “Expiration Date”), unless extended or earlier terminated by us. We may extend the Exchange Offer in our sole discretion. If we extend it, we will announce any extensions by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Amendment of the Exchange Offer	We reserve the right not to accept any of the outstanding notes tendered upon failure to satisfy any of the conditions listed in “The Exchange Offer—Conditions to the Exchange Offer”, and to otherwise interpret or modify the terms of the Exchange Offer, provided that we will comply with applicable laws that require us to extend the period during which outstanding notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the Exchange Offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the Exchange Offer, you must complete, sign and date the accompanying letter of transmittal (the “Letter of Transmittal”), or a facsimile of the Letter of Transmittal, according to the instructions contained in this offering memorandum and the Letter of Transmittal. You must also mail or otherwise deliver the Letter of Transmittal, or a facsimile of the Letter of Transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the Letter of Transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the Exchange Offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the Letter of Transmittal.

Acceptance of Outstanding Notes and Delivery of New Notes	Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all outstanding notes properly tendered to the exchange agent by 12:00 midnight, New York City time, on the Expiration Date will be accepted for exchange. The new notes will be delivered promptly after the Expiration Date. See “The Exchange Offer—Acceptance of Outstanding Notes for Exchange; Delivery of New Notes.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal or to comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the Expiration Date of the Exchange Offer, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this offering memorandum under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw tendered outstanding notes at any time prior to the 12:00 midnight, New York City time, on the Expiration Date. You must send a written withdrawal notice to the exchange agent or comply with the appropriate procedures of DTC’s Automated Tender Offer Program prior to 12:00 midnight, New York City time, on the Expiration Date.

Certain United States Tax Consequences	The exchange of outstanding notes for new notes generally will be a taxable exchange for United States federal income tax purposes, unless the Exchange Offer qualifies as a recapitalization under the Internal Revenue Code. See “Certain United States Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., is the exchange agent (the “exchange agent”) for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this offering memorandum, any documents incorporated by reference into this offering memorandum or the accompanying Letter of Transmittal should be directed to the exchange agent.

Fees and Expenses	We will pay all fees and expenses associated with the Exchange Offer.

Use of Proceeds	We will receive no cash proceeds in connection with the issuance of the new notes pursuant to the Exchange Offer. See “Use of Proceeds.”

The New Notes

Issuer	WCI Communities, Inc., a Delaware corporation.

Securities Offered	$125,000,000 aggregate principal amount of 16% senior secured third-lien notes to be issued under a new indenture to be entered into with American Stock Transfer & Trust Company, LLC, as indenture trustee, prior to the issuance of the new notes.

Maturity	August 5, 2013.

Interest Rate	For any interest period from the issue date of the new notes through August 5, 2011, interest will accrue on the new notes at a rate of 16% per annum and is payable entirely by increasing the principal amount of the outstanding new notes or by issuing additional new notes (the “PIK Interest”). After August 5, 2011, all interest on the new notes will accrue at a rate of 15% and be payable in cash or in kind at our option.

Interest Payment Dates	August 5 and February 5, commencing on February 5, 2009. Interest will accrue from the issue date of the new notes.

Guarantees	The new notes will be guaranteed on a senior secured basis by all of our existing and future domestic restricted subsidiaries that guarantee our credit facilities. See “Description of Notes”.

Collateral

The new notes and related guarantees will be senior secured obligations of the Company and will be secured by third-priority liens, subject to certain exceptions, in substantially all of the tangible and intangible assets of the Company and the guarantors that will secure our proposed Amended Credit Facilities on a first-priority basis and the Second Lien Notes on a second-priority basis. The collateral will not include the pledges of stock of guarantors to the extent that they would result in the requirement to file with the SEC separate financial statements of such guarantors. The lenders under our proposed Amended Credit Facilities and related hedge counterparties will hold the first-priority liens on the collateral and the holders of our Second Lien Notes will hold the second-priority liens on the collateral. The new notes and related guarantees will not be secured by the assets of non-guarantor subsidiaries. For a more detailed discussion, see “Description of Notes—Collateral.”

Ranking	The new notes:

•

will rank equally in right of payment with all existing and future senior Indebtedness of the Company and the Guarantors, but to the extent of the value of the Collateral, will be effectively senior to all of the Company’s and the Guarantors’ unsecured senior Indebtedness

•	will be effectively subordinated to obligations under the proposed Amended Credit Facilities and the Second Lien Notes to the extent of the value of the Collateral;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor subsidiaries;

•

will be senior in right of payment to our outstanding 9 1/8% Senior Subordinated Notes due 2012, our outstanding 7 7/8% Senior Subordinated Notes due 2013 and our outstanding 6 5/8% Senior Subordinated Notes due 2015 and any of our future subordinated Indebtedness; and

•	will be unconditionally guaranteed on a senior secured basis by the Guarantors that guarantee our proposed Amended Credit Facilities, the Second Lien Notes and our existing senior subordinated notes.

As of March 31, 2008, our non-guarantor subsidiaries and joint ventures accounted for approximately $621.4 million, or 24.1%, of our total assets, and approximately $483.0 million, or 21.8%, of our total liabilities. Our non-guarantor subsidiaries accounted for approximately $295.5 million, or 31.6%, of our consolidated net revenues for the year ended December 31, 2007.

On a pro forma basis to give effect to the Refinancing Transactions, at March 31, 2008, the Company and the Guarantors would have had approximately $1.0 billion of secured Indebtedness outstanding (including the new notes), including $909.2 million of secured indebtedness that would have been effectively senior to the new notes and $525.0 million of senior subordinated notes.

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the new notes will be expressly junior in priority to all liens that secure all of our obligations under the proposed Amended Credit Facilities and Second Lien Notes and will be expressly senior in priority to unsecured Indebtedness. Pursuant to such intercreditor agreement, the liens securing the new notes and the obligations under the related guarantees may not be enforced at any time when obligations secured by prior liens are outstanding, except for certain limited exceptions. Any release of all prior liens upon any collateral approved by holders of such prior liens will also release the liens securing the new notes on the same collateral. The holders of the prior liens will receive all proceeds from any realization on the collateral until the obligations secured by the prior liens are paid in full in cash.

Use of Proceeds	We will receive no cash proceeds in connection with the issuance of the new notes pursuant to the Exchange Offer. See “Use of Proceeds.”

Optional Redemption	We will be permitted to redeem any of the new notes beginning on the second anniversary of issuance at a price equal to 102%, declining to 101% on the third anniversary of issuance and 100% on the fourth anniversary, in each case plus accrued and unpaid interest. In addition, before the second anniversary of issuance, we will be permitted to redeem up to 35% of the aggregate principal amount of new notes with the proceeds of certain public or private offerings of common stock or preferred stock of the Company, other than Disqualified Stock, at a price equal to par plus a premium equal to the annual interest coupon plus accrued and unpaid interest. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of new notes originally issued remains outstanding. See “Description of Notes—Optional Redemption.”

Change of Control	Upon certain Change of Control events, if we do not redeem the new notes, each holder of the new notes may require us to purchase all or a portion of the new notes. The purchase price will equal 101% of the principal amount of the new notes on the date of purchase plus accrued and unpaid interest. Our ability to repurchase the new notes upon a Change of Control event will be limited by the terms of debt agreements. We cannot assure you that we will have the financial resources to repurchase the new notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control”.

Certain Covenants	The indenture governing the new notes will contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	create certain liens; or

•	consolidate or merge or transfer all or substantially all our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications that are described in the “Description of Notes” section of this offering memorandum.

Absence of a Public Market for the New Notes	The new notes will be freely transferable and represented by a single unrestricted CUSIP number but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the new notes will develop or as to the liquidity of any market. We do not intend to apply for a listing of the new notes on any securities exchange or automated dealer quotation system.

Original Issue Discount	The new notes will be treated as issued with original issue discount, and U.S. holders will be required to include the original issue discount in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, regardless of whether interest is paid currently in cash.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated herein by reference. In calculating the ratio of earnings to fixed charges, earnings consisted of (a) pre-tax income from operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus (b) fixed charges, plus (c) amortization of capitalized interest, plus (d) distributed income from equity investees, minus (e) capitalized interest. Fixed charges are comprised of (a) interest incurred, both expensed and capitalized, (b) debt issue cost amortization in the period, and (c) the portion of rental expense representative of the interest factor.

	For the Three Months Ended March 31, 2008		For the Years Ended December 31,
			2007		2006		2005	2004	2003
Ratio of Earnings to Fixed Charges	(a	)	(a	)	(a	)	3.59	3.03	2.99

(a)	Earnings for the years ended December 31, 2007 and 2006 were insufficient to cover fixed charges by $710.7 million and $18.1 million, respectively. Earnings for the three months ended March 31, 2008 were insufficient to cover fixed charges by $84.8 million. On a pro forma basis giving effect to the Refinancing Transactions, we expect that our deficiency for the year ended December 31, 2007 and the three months ended March 31, 2008 would have increased.

RISK FACTORS

Before you make a decision to exchange the outstanding notes for the new notes, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in and incorporated by reference into this offering memorandum before you decide whether to exchange the outstanding notes for the new notes.

Risks Relating to the Exchange Offer

Exchange of the Outstanding Notes—If we do not exchange the outstanding notes for the new notes, we may not have sufficient liquidity to satisfy our obligations to repurchase the outstanding notes and to maintain sufficient working capital. As a result we may be forced to file for bankruptcy.

Holders of our outstanding notes have an option of requiring us to repurchase the outstanding notes in cash at a price of 100 percent of the principal amount on August 5, 2008, plus accrued but unpaid interest. We are currently prohibited from repurchasing the outstanding notes for cash and do not anticipate having sufficient liquidity to satisfy our obligations to repurchase the outstanding notes for cash. If we are unable to issue the new notes in exchange for the outstanding notes, obtain an amendment or waiver, or otherwise satisfy our obligations to repurchase the outstanding notes, the outstanding note holders would have the right to exercise remedies specified in the indenture governing the outstanding notes, including accelerating the maturity of the outstanding notes, which would result in the acceleration of substantially all of our other outstanding indebtedness. In such a situation, there can be no assurance that we would be able to obtain alternative financing. In addition, if the Company is determined to be in default on the outstanding notes, it may be prohibited from drawing additional funds under the Amended Revolving Credit Agreement and the Third Consolidated Amended and Restated Revolving Constructions Loan Agreement dated as of September 22, 2005, as amended (“Tower Loan Agreement”). Either situation would have a material adverse effect on the solvency of the Company and could result in us filing for bankruptcy.

If you do not exchange your outstanding notes, the outstanding notes you retain may become substantially less liquid as a result of the Exchange Offer.

If a significant number of outstanding notes are exchanged in the Exchange Offer, the liquidity of the trading market for the outstanding notes, if any, after the completion of the Exchange Offer may be substantially reduced. Any outstanding notes exchanged will reduce the aggregate number of outstanding notes outstanding. As a result, the outstanding notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering memorandum were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. An active trading market in the outstanding notes may not exist or be sustained, and the outstanding notes may not have sufficient liquidity to avoid price volatility and trading disadvantages.

The United States federal income tax consequences of the Exchange Offer are not entirely certain.

The United States federal income tax consequences of the Exchange Offer are not entirely certain and will depend on whether the exchange of outstanding notes for new notes qualifies as a recapitalization under the Internal Revenue Code. If the exchange qualifies as a recapitalization, a holder generally will not be required to recognize gain or loss on the exchange. If, in contrast, the exchange does not qualify as a recapitalization under the Internal Revenue Code, a holder could be required to recognize gain in an amount equal to the excess of the “issue price” of the new notes received in the exchange over the holder’s adjusted tax basis in the outstanding notes. See “Certain United States Federal Income Tax Consequences.”

Our board of directors has not made a recommendation with regard to whether you should tender your outstanding notes in the Exchange Offer nor have we obtained a third-party determination that the Exchange Offer is fair to holders of the outstanding notes.

The Exchange Offer has been approved by our board of directors. We are not, however, making a recommendation as to whether holders of the outstanding notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the outstanding notes for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The future value of the new notes received by an exchanging holder may not equal or exceed the value of the outstanding notes tendered and we do not take a position as to whether you ought to participate in the Exchange Offer.

Risks Relating to the New Notes

Ability to Service Debt—We will require a significant amount of cash to service our indebtedness. If we are unable to generate a sufficient amount of cash, we may be unable to fulfill our obligations under the new notes.

Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance our indebtedness, including the new notes, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors. If our business does not generate sufficient cash flow or future borrowings are not available under our Amended Revolving Credit Agreement or any other financing sources in an amount sufficient to enable us to service our indebtedness, including the new notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the new notes, on or before maturity or incur additional debt. In that case, if we can not refinance any of our indebtedness, including our Amended Revolving Credit Agreement and the new notes, or negotiate favorable or acceptable terms to refinance our indebtedness, we may not be able to fulfill our obligations under the new notes.

We are largely dependent on our subsidiaries and, to a lesser extent, our joint ventures for our cash flow. If our subsidiaries and joint ventures are unable to make sufficient payments to us, we may be unable to satisfy our obligations, including with respect to the new notes.

Our subsidiaries and, to a lesser extent, joint ventures conduct a material amount of our operations and directly own a material amount of our assets. Therefore, our operating cash flow and ability to meet our debt obligations, including with respect to the new notes, will largely depend on the cash flow provided by our subsidiaries and, to a lesser extent, joint ventures in the form of loans, dividends and other payments to us as a shareholder, equity holder, service provider or lender. The ability of our subsidiaries and, to a lesser extent, joint ventures to make such payments to us will depend on their earnings, tax considerations, legal restrictions and restrictions under their indebtedness. If our subsidiaries and joint ventures are unable to make sufficient payments to us, we may be unable to satisfy our obligations, including with respect to the new notes.

Not all of our subsidiaries are guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.

Many, but not all, of our direct and indirect subsidiaries will guarantee the new notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. Assuming the exchange of the outstanding notes for the new notes was completed on March 31, 2008, the new notes would have been effectively junior to $483.0 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 20.0% of our consolidated revenue for the three months ended March 31, 2008. The non-guarantor subsidiaries held 24.1% of our total consolidated assets at March 31, 2008. See Note 22 to our audited consolidated financial statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007 for more information.

Asset Encumbrances—A material amount of our assets will be secured by first priority and second priority security interests on collateral that will also secure the new notes. Therefore, your ability to receive payments on the new notes will be effectively junior to all such obligations, to the extent of the value of such collateral.

All obligations under the Amended Revolving Credit Agreement and the Amended Term Loan Agreement will continue to be secured by first priority liens on collateral that will also secure the new notes, which will be secured by a third priority lien on such collateral. In connection with the Refinancing Transactions, the Company also expects to issue Second Lien Notes that will be secured by second priority liens on collateral that will also secure the new notes. As a result, the new notes will be effectively junior to all of the obligations of the Amended Revolving Credit Agreement, the Amended Term Loan Agreement and Second Lien Notes to the extent of the value of such collateral. The effect of this subordination is that upon a default in payment on, or the acceleration of, any obligations under our Amended Revolving Credit Agreement, the Amended Term Loan Agreement or the Second Lien Notes, or in the event of our bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the assets that secure our Amended Revolving Credit Agreement, the Amended Term Loan Agreement and Second Lien Notes will be available to pay obligations on the new notes only after all obligations under the Amended Revolving Credit Agreement, the Amended Term Loan Agreement and Second Lien Notes have been paid in full. On a pro forma basis to give effect to the Refinancing Transactions, at March 31, 2008, the Company and the guarantors would have had approximately $1.0 billion of secured indebtedness outstanding (including the new notes), including $909.2 million of secured Indebtedness that would have been effectively senior to the new notes and $525.0 million of senior subordinated notes.

There may not be sufficient collateral to pay all or any of the new notes.

Substantially all of our tangible and intangible assets, and all proceeds therefrom, will continue to be subject to first-priority liens in favor of the lenders under the Amended Revolving Credit Agreement and the Amended Term Loan Agreement and related hedge counterparties and second priority liens in favor of the holders of the Second Lien Notes. The holders of the new notes will have third priority liens on such assets, excluding pledges of stock of subsidiaries to the extent they would result in the filing of separate financial statements in SEC filings. Because obligations under the Amended Revolving Credit Agreement and the Amended Term Loan Agreement will continue to be secured on a first-priority basis, our failure to comply with the terms of that agreement would entitle those lenders to declare all funds borrowed under it to be immediately due and payable. If we were unable to service the indebtedness under the Amended Revolving Credit Agreement and Amended Term Loan Agreement, the lenders could foreclose on our assets that serve as collateral. The holders of the Second Lien Notes would be entitled to any remaining funds from distribution before any funds could be distributed to holders of the new notes.

As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness, the lenders under the Amended Revolving Credit Agreement, Amended Term Loan Agreement and Second Lien Notes will be entitled to be repaid in full from the proceeds of our tangible and intangible assets securing the indebtedness to them before any payment is made to you from the proceeds of that collateral.

In addition, we have the ability to incur indebtedness that is pari passu with the new notes and, subject to certain limitations, secured equally and ratably with the new notes, including up to $ 200.0 million of additional notes in exchange for our outstanding senior subordinated notes. Upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, you may be required to share, on a pro rata basis, with the holders of such pari passu debt in the proceeds from the collateral securing the new notes on a third priority basis. We cannot assure you that the shared collateral will produce proceeds sufficient to pay both amounts due on the new notes and such pari passu secured debt after the indebtedness secured by the collateral on a first-priority basis and second-priority basis has been repaid.

The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the homebuilding industry, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of this collateral will be sufficient to pay our obligations under our Amended Revolving Credit Agreement, the Amended Term Loan Agreement, the Second Lien Notes or under the new notes. The rights of the holders of the new notes with respect to the collateral securing the new notes will also be materially limited pursuant to the terms of an intercreditor agreement.

The rights of holders of new notes to the collateral will be governed, and materially limited, by the intercreditor agreement.

The rights of holders of new notes to the collateral will be governed, and materially limited, by the intercreditor agreement. The holders of indebtedness under the Amended Revolving Credit Agreement and Amended Term Loan Agreement, which will continue to be secured on a first-priority basis, will control substantially all matters related to the collateral securing such indebtedness and the new notes pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, at any time that the indebtedness secured on a first-priority basis remains outstanding, any actions that may be taken in respect of the collateral, including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of such indebtedness, and the trustee on behalf of the holders of the new notes, with limited exceptions, will not have the ability to control or direct such actions, even if the rights of the holders of the new notes are adversely affected. Any release (unless the release is in connection with termination of the Amended Revolving Credit Agreement and the Amended Term Loan Agreement) of all first-priority liens upon any collateral approved by the holders of first-priority liens will also release the third-priority liens securing the new notes on the same collateral. Because the lenders under the Amended Revolving Credit Agreement and Amended Term Loan Agreement will control the disposition of the collateral securing the Amended Revolving Credit Agreement, the Amended Term Loan Agreement, the Second Lien Notes and the new notes, if there were an event of default under the new notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under the Amended Revolving Credit Agreement and Amended Term Loan Agreement. In such event, the only remedy available to the holders of the new notes would be to sue for payment on the new notes and the guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the new notes may not be perfected with respect to the claims of the new notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the new notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of the new notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the new notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the new notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the new notes against third parties.

In the event of our bankruptcy, the ability of the holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the new notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the indenture for the new notes could foreclose upon or sell the collateral or whether or to what extent holders of new notes would be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection.”

The collateral securing the new notes may be diluted under certain circumstances.

The collateral that will secure the new notes will also continue to secure obligations under the Amended Revolving Credit Agreement, the Amended Term Loan Agreement and will secure the Second Lien Notes. In addition, the collateral securing the new notes will secure obligations under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the Amended Term Loan Agreement and the Amended Revolving Credit Agreement. This collateral may secure additional senior indebtedness that the Company or certain of its subsidiaries incurs in the future, including as a result of an exchange of outstanding senior subordinated notes for up to $200.0 million of additional notes subject to restrictions on their ability to incur debt and liens under the Amended Revolving Credit Agreement, the Amended Term Loan Agreement, the Second Lien Notes, the indentures governing the Company’s notes and the indenture governing the new notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Any future grant of collateral might be avoidable by a trustee in bankruptcy.

Any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of the new notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period. A substantial portion of the collateral will constitute inventory of real estate. As the inventory is sold and new inventory is acquired, the granting of liens on the new inventory will trigger a new 90 day “preference” period. It is possible, particularly during a time when our inventory is turning over quickly, that liens on a substantial portion of the collateral at any time may have been granted during the preceding 90 day period.

Corporate benefit laws and other limitations on the guarantees and security may adversely affect the validity and enforceability of the guarantees of the new notes and security granted by the guarantors.

The guarantees of the new notes by the guarantors and security granted by such guarantors provide the holders of the new notes with a direct claim against the assets of the guarantors. Each of the guarantees and the amount recoverable under the security documents, however, will be limited to the maximum amount that can be guaranteed or secured by a particular guarantor without rendering the guarantee or security, as it relates to that guarantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any of these guarantees or security against any guarantor will be subject to certain defenses available to guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee or the security documents to which it is a party.

Financing Change of Control Offer—We may not have the ability to fund these offers required by the indenture.

Upon a change of control, we will be required to offer to repurchase all outstanding new notes, all of our Second Lien Notes, all of our outstanding and existing 9 1/8% Senior Subordinated Notes due 2012, all of our outstanding and existing 7 7/8% Senior Subordinated Notes due 2013 and all of our outstanding and existing 6 5/8% Senior Subordinated Notes due 2015, at 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, and may also be required to repurchase certain of our other indebtedness. We may not have sufficient funds at the time of either such event to make any required repurchase of the new notes or any other indebtedness. In addition, restrictions in the Amended Revolving Credit Agreement and the Amended Term Loan Agreement may not allow us to make such required repurchases. Whether or not prohibited by the terms of our Amended Revolving Credit Agreement and Amended Term Loan Agreement, any failure to repurchase tendered new notes would constitute an event of default and would accelerate our obligation to repurchase all of the notes and could result in an event of default under the Amended Revolving Credit Agreement, the Amended Term Loan Agreement and our other outstanding indentures.

A change of control constitutes in and of itself an event of default under the Amended Revolving Credit Agreement and the Amended Term Loan Agreement. In addition, under our indentures governing our senior subordinated notes, as well as the new notes, any event of default under the Amended Revolving Credit Agreement or the Amended Term Loan Agreement that results in an acceleration of the obligations under the Amended Revolving Credit Agreement or Amended Term Loan Agreement, would constitute an event of default under those indentures, and could result in all indebtedness under the indentures to become immediately due and payable. In that event, it is likely that we will not have sufficient funds to pay our obligations under the Amended Revolving Credit Agreement, Amended Term Loan Agreement and the outstanding indentures, including the new notes.

The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase such new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or group may be uncertain.

Restrictions Imposed by Terms of Our Indebtedness—Our inability to comply with the restrictions imposed by the terms of our outstanding indebtedness could lead to the acceleration of all of our outstanding indebtedness. In that event, we may not have sufficient cash to fund our obligations under our outstanding indebtedness, including the new notes.

The indenture relating to the new notes, indenture relating to the Second Lien Notes, the indenture relating to our existing 9 1/8% Senior Subordinated Notes due 2012, the indenture relating to our existing 7 7/8% Senior Subordinated Notes due 2013 and the indenture related to our existing 6 5/8% Senior Subordinated Notes due 2015 restrict, among other things, our ability to:

•	borrow money;

•	pay dividends on stock or make certain other restricted payments;

•	use assets as security in other transactions;

•	make certain investments;

•	enter into certain transactions with our affiliates; and

•	sell substantially all of our assets or merge with other companies.

If we fail to comply with these covenants, we would be in default under the indentures listed above, and the principal and accrued interest on our Second Lien Notes, existing 9 1/8% Senior Subordinated Notes due 2012, our existing 7 7/8% Senior Subordinated Notes due 2013 and our existing 6 5/ 8% Senior Subordinated Notes due 2015, could become due and payable, which would result in the new notes becoming immediately due and payable. See “Description of Notes—Certain Covenants.”

In addition, the Amended Revolving Credit Agreement and the Amended Term Loan Agreement contain many restrictive covenants similar to the covenants of the indentures but the covenants in the Amended Revolving Credit Agreement and the Amended Term Loan Agreement are generally more restrictive than those contained in the indentures. The Amended Revolving Credit Agreement and the Amended Term Loan Agreement also require us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. If we fail to meet those tests or breach any of the covenants, the lenders under the Amended Revolving Credit Agreement and/or the Amended Term Loan Agreement could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If all amounts outstanding under the Amended Revolving Credit Agreement and/or the Amended Term Loan Agreement are declared immediately due and payable, we may not be able to repay in full such indebtedness or any other indebtedness, including the new notes.

In addition, if we default under the indentures, the Amended Revolving Credit Agreement, the Amended Term Loan Agreement or the instruments governing our other indebtedness, that default could constitute a cross-default under the indentures, the Amended Revolving Credit Agreement, the Amended Term Loan Agreement or the instruments governing our other indebtedness. See “Description of Notes.”

Fraudulent Conveyance Matters—Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and to require you to return payments received from guarantors.

Under U.S. federal bankruptcy law or comparable provisions of state fraudulent transfer laws, future creditors of any guarantor could void the issuance of the guarantees and the grant of security by the guarantors or subordinate such obligations or liens to all of their other debts and liabilities if they were successful in establishing that:

•	the guarantee or grant of security was incurred with fraudulent intent; or

•	the guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee or grant of security and

•	was insolvent at the time of the guarantee or grant;

•	was rendered insolvent by reason of the guarantee or grant;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation, or

•	if the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

We cannot assure you as to what standard a court would apply in order to determine whether a guarantor was “insolvent” as of the date its guarantee or grant was issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that any guarantors were insolvent on that date. The subsidiary guarantees could be subject to the claim that, since the guarantees and grant of security were incurred for the benefit of the Company, and only indirectly for the benefit of the other guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

No Prior Market for the New Notes—You cannot be sure that an active trading market will develop for the new notes. If an active trading market does not develop for the new notes, the liquidity and value of the new notes may be diminished.

We do not intend to apply for a listing of the new notes on a securities exchange. There is currently no established market for the new notes and the following is unknown:

•	the liquidity of any market for the new notes;

•	the ability of holders of new notes to sell their new notes; and

•	the price at which holders of new notes will be able to sell their new notes.

As a result, you may not be able to sell your new notes at attractive prices or at all. A market or liquidity of any market for the new notes may not develop. If a market for the new notes does develop, prevailing interest rates, the markets for similar securities, changes in our financial performance or prospects or in the prospects for the companies in our industry and other factors could cause the new notes to trade at prices lower than their initial market values or reduce the liquidity of the new notes.

Risks Relating to Our Business

Going Concern—The occurrence of recent adverse developments in the housing and credit markets has adversely affected our business and our liquidity and has resulted in substantial doubt about our ability to continue as a going concern.

The residential construction industry has come under enormous pressure due to numerous economic and industry-related factors. Several companies operating in the residential construction sector of the economy have failed and others are facing serious operating and financial challenges. At the same time, many others have been downgraded by credit rating agencies and credit conditions in the industry continue to deteriorate. We faced significant challenges during 2007 due to these adverse conditions and expect to continue to face these challenges in 2008 and 2009. These conditions may not stabilize and may worsen. Recent adverse changes in the economy, consumer sentiment, mortgage finance and credit markets have eliminated or reduced the availability, or increased the cost, of significant sources of funding for our customers. At December 31, 2007, the report of Ernst & Young, our Independent Registered Public Accounting Firm, accompanying our audited financial statements included a qualification that we may not be able to continue operations as a going concern.

Liquidity and Borrowing Base Limitations—Our diminished liquidity and reduced borrowing capacity under the Amended Revolving Credit Agreement could adversely affect our financial condition and make it more difficult to fund our operations and satisfy our debt obligations.

As of March 31, 2008, we had $48.5 million of cash and cash equivalents and approximately $139.4 million of available commitments under our Existing Revolving Credit Agreement. The commitments were net of approximately $53.0 million of outstanding letters of credit, since these effectively reduce our borrowing capacity. Although we had approximately $139.4 million of available commitments, our actual borrowing capacity was limited to an estimated $62.0 million, net of the $53.0 million in outstanding letters of credit, due to the restrictions under the terms of our borrowing base. On a pro forma basis, giving effect to the Amended Revolving Credit Agreement, the borrowing capacity will be further reduced to $150.0 million net of any outstanding letters of credit. We expect that approximately $243.3 million under the Revolving Credit Facility will cease to revolve and will mature and be payable in full on June 11, 2010 and $150.0 million will continue to be available on a revolving basis until June 11, 2010. The Amended Revolving Credit Agreement also specifies mandatory prepayments. The decrease in commitments under the Amended Revolving Credit Agreement could impair our ability to maintain sufficient working capital and could have a material adverse effect on the solvency of the Company.

The Amended Revolving Credit Agreement will also include additional restrictions surrounding the eligible borrowing base which could significantly reduce our borrowing capacity. Due to our strategy of selling unsold completed inventory, the impact of impairments to our inventory, and the impact of significant reductions in inventory additions, our borrowing capacity may be limited to amounts less than the scheduled reductions as detailed above. In addition, our lenders are currently obtaining and will continue to obtain under the Amended Revolving Credit Facility appraisals on our properties in the borrowing base, and should the appraisals reflect values less than expected, our borrowing base capacity would be further limited to amounts less than the scheduled reductions as detailed above and we may have no additional borrowing capacity and may be subject to mandatory prepayment obligations. If our borrowing capacity under the terms of our borrowing base continues to decrease, combined with our inability to generate sufficient cash flows in the future to pay down our outstanding amounts under the Amended Revolving Credit Agreement, we may be unable to fund our operations. This could have a material adverse effect on the solvency of the Company.

During 2008 or 2009, it is possible that we may not be able to comply with the amended covenants, limitations and restrictions under the Amended Revolving Credit Agreement or other outstanding loan agreements. In that event, we will be required to seek an amendment or waiver from the lenders under the Amended Revolving Credit Agreement or other loan agreements. If we are unable to obtain an amendment or waiver, the lenders thereunder would have the right to exercise remedies specified in the loan agreements, including foreclosing on certain collateral and accelerating the maturity of the loans, which could result in the acceleration of substantially all of our outstanding indebtedness. In such a situation, there can be no assurance that we would be able to obtain alternative financing. In addition, if the Company is determined to be in default of these loan agreements, it may be prohibited from drawing additional funds under the Amended Revolving Credit Agreement, which could impair our ability to maintain sufficient working capital. Either situation could also have a material adverse effect on the solvency of the Company.

National and Regional Economic Conditions—A deterioration in national and regional economic conditions could adversely impact our business.

Our real estate sales, revenues, financial condition and results of operations could decline due to a deterioration of regional or national economies. Our sales and revenues would be disproportionately affected by worsening economic conditions in the Midwestern, Northeastern and Mid-Atlantic United States because we generate a disproportionate amount of our sales from customers in those regions. In addition, a significant percentage of our residential units are second home purchases of which the buyers are particularly sensitive to the state of the economy.

The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as employment levels; availability of financing for homebuyers; interest rates; consumer confidence; levels of new and existing homes for sale; demographic trends; and housing demand. Adverse economic changes may affect some of the markets in which we operate more than others. If adverse conditions affect any of our markets, they could have a proportionately greater impact on us than on some other homebuilding companies. An excess supply of housing, including homes held for sale by investors and speculators, can also lower new home prices and reduce our gross margins on new homes sales.

As a result of the foregoing, potential customers may be less willing or able to buy our homes, or we may take longer or incur more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because of market conditions or because we fix our prices in advance of delivery by signing home sales contracts. We may be unable to change the mix of our home offerings or the affordability of our homes to maintain our margins or satisfactorily address changing market conditions in other ways. In addition, cancellations of home sales contracts in backlog may increase as homebuyers’ sentiment changes and they fail to honor their contracts. Beginning in 2006 and continuing through 2007, we experienced a material increase in traditional homebuilding sales contract cancellations and tower unit defaults. We are not certain how long the increased level of cancellations and tower unit defaults will continue. For the year ended December 31, 2007, our aggregate tower unit default rate was approximately 24% as compared to 7% in 2006, although certain individual towers experienced default rates in excess of 45% in 2007. Prior to 2006, our tower unit default rate had been approximately 1% to 2%. Our cancellation rate on traditional homes in 2007 was approximately 49.5% of contracts signed, as compared to 40.5% in 2006 and 12.5% in 2005.

Real estate inventory risks are substantial for our homebuilding business. Our long-term ability to build homes depends upon our acquiring land suitable for residential building at affordable prices in locations where our potential customers want to live. We must anticipate demand for new homes and opportunistically seek and make acquisitions of land for replacement and expansion of land inventory within our current markets and for new markets. In some markets, this has become more difficult and costly.

The risks inherent in controlling or purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. Our deposits for building lots controlled under option or similar contracts may be at risk. The value of undeveloped land, building lots and housing inventories can also fluctuate significantly as a result of changing market conditions. In addition, inventory carrying costs can be significant and can result in reduced margins or losses in a poorly performing project or market. In weak economic or market conditions, we may have to sell homes or land for a lower profit margin or at a loss, and we may have to record inventory impairment charges. We cannot make any assurances that the measures we employ to manage inventory risks and costs will be successful.

In light of the much weaker market conditions recently encountered, our expectations have changed and we have significantly slowed our purchases of land and lots. We have recently terminated land option contracts and have written off earnest money deposits and pre-acquisition costs related to these option contracts. We have also recorded inventory impairment charges related to certain projects.

For the year ended December 31, 2007, we recorded real estate impairment losses of approximately $319.0 million compared to $98.2 million in 2006. No significant impairment losses were recorded in 2005.

As of December 31, 2007, we had land and lot option contracts aggregating $76.3 million, net of deposits, to acquire approximately 490 acres of land. Our contractual obligation with respect to the land and lot option contracts is limited to the forfeiture of the related non-refundable deposits, any other payments which may be due to the landowner and other pre-development costs, which totaled approximately $16.5 million at December 31, 2007. For the year ended December 31, 2007, we recorded land and lot option write-offs of approximately $22.9 million compared to approximately $41.4 million in 2006. If conditions in the homebuilding industry worsen, we may have additional impairment charges and write-offs of land and lot options. We did not record any material write-offs in 2005.

Risks Associated with Our Geographic Concentration in Florida—Because of our geographic concentration in Florida, an economic downturn in Florida could reduce our sales, revenues and/or negatively affect our financial condition and results of operations.

We currently develop and sell a substantial majority of our properties in Florida. Consequently, the current economic reduction in demand for new homes in Florida has reduced our sales, revenues and negatively affected our financial condition and results of operations. The timing of improvement in these market conditions and/or the extent of further declines cannot be predicted. In addition, the appeal of becoming an owner of one of our residential units may decrease if potential purchasers do not continue to view the locations of our communities as attractive primary, second home or retirement destinations.

Significant Capital Requirements—If we are not able to raise sufficient capital to enhance and maintain the operations of our properties and to expand and develop our real estate holdings, our revenues, financial condition and results of operations could be negatively impacted.

We operate in a capital intensive industry and require significant capital expenditures to maintain our competitive position. All of our bank credit facilities have been reduced in size and the Tower Loan Agreement that has primarily been the source of capital for residential tower construction is no longer available to finance new towers beyond completion of the two residential towers nearing completion and will mature in December 2008. The Company anticipates prepaying in the full the loans outstanding under the Tower Loan Agreement with a portion of the proceeds from the issuance of the Second Lien Notes. Failure to secure needed additional financing, if and when needed, will limit our ability to grow our business which will reduce our revenues and results of operations. We expect to make significant capital expenditures in the future to enhance and maintain the operations of our properties and to expand and develop our real estate holdings. In the event that our plans or assumptions change or prove to be inaccurate, or if our cash flow proves to be insufficient, due to unanticipated expenses or otherwise, we may seek to minimize cash expenditures and/or obtain additional financing in order to support our plan of operations. Additional funding, whether obtained through public or private debt or equity financing, or from strategic alliances, may not be available when needed or may not be available on terms acceptable to us, if at all.

Increases in interest rates can make it more difficult and/or expensive for us to obtain the funds we need to operate our business. Increases in interest rates generally and/or the downgrades in the ratings that national rating agencies have assigned to our outstanding debt securities could increase the interest rates we must pay on any subsequent issuances of debt securities. These ratings downgrades could also make it more difficult for us to sell such debt securities.

Substantial Indebtedness—Our substantial indebtedness could adversely affect our financial condition, limit our growth and make it more difficult for us to satisfy our debt obligations.

As of March 31, 2008, we had outstanding indebtedness of approximately $1.7 billion. On a pro forma basis to give effect to the Refinancing Transactions and this Exchange Offer, at March 31, 2008, the Company and the Guarantors would have had approximately $1.7 billion of indebtedness outstanding. Our substantial indebtedness could have important consequences to us and the holders of our securities, including, among other things: causing us to be unable to satisfy our obligations under our debt agreements; making us more vulnerable to adverse general economic and industry conditions; making it difficult to fund future working capital, land purchases, acquisitions, share repurchases, general corporate purposes or other purposes; and causing us to be limited in our flexibility in planning for, or reacting to, changes in our business.

In addition, subject to restrictions in our existing debt instruments, we may incur additional indebtedness. In particular, as of March 31, 2008, we had available borrowings of $192.4 million under our Existing Revolving Credit Agreement. The borrowing capacity under the Existing Revolving Credit Agreement was reduced from $700.0 million (under the August 2007 amendment) to $675.0 million effective January 16, 2008, with subsequent reductions to $650.0 million on February 28, 2008, to $600.0 million on July 1, 2008. Under the Amended Revolving Credit Agreement, we expect that the borrowing capacity will be reduced to $150.0 million. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal or interest on, or to refinance, our indebtedness, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may not be able to refinance or restructure all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we are unable to service or refinance our indebtedness we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

In February 2007, as a result of our significant debt leverage and declining market conditions, Standard and Poor’s Rating Services (S & P) and Moody’s Investor Service (Moody’s) lowered our corporate credit rating to B+ from BB- and B2 from B1, respectively. S & P and Moody’s also lowered their credit rating on our subordinated debt to B- from B and Caa1 from B2, respectively. In July 2007, S&P lowered our company credit rating to CCC+ from B+ and lowered our credit rating on our subordinated debt to CCC- from B-. In August 2007, Moody’s lowered our company credit rating to B3 from B2 and the credit rating on our subordinated debt to Caa2 from Caa1.

At December 31, 2007, the report of Ernst & Young, our Independent Registered Public Accounting Firm, accompanying our audited financial statements included a “going concern” paragraph. Due to the “going concern” paragraph, we were not able to comply with the requirement to submit annual consolidated financial statements accompanied by a report and opinion that was not subject to a “going concern”, like qualification or exception under the Existing Revolving Credit Agreement, Existing Term Loan Agreement and Tower Loan Agreement. The Company requested and obtained, on March 17, 2008, a waiver of this requirement from the lenders.

During 2008, it is possible that we may not be able to comply with the amended covenants, limitations and restrictions under the Amended Revolving Credit Agreement or the Amended Term Loan Agreement. In that event, we will be required to seek an amendment or waiver from the lenders under our Amended Revolving Credit Agreement and the Amended Term Loan Agreement. If we are unable to obtain an amendment or waiver, the lenders would have the right to exercise remedies specified in the loan agreements, including foreclosing on certain collateral and accelerating the maturity of the loans, which could result in the acceleration of substantially all of our other outstanding indebtedness. In such a situation, there can be no assurance that we would be able to obtain alternative financing. In addition, if the Company is determined to be in default of these loan agreements, it may be prohibited from drawing additional funds under the Amended Revolving Credit Agreement, which could impair our ability to maintain sufficient working capital. Either situation could have a material adverse effect on the solvency of the Company. See “—Going Concern.”

Inability to Successfully Develop Communities—If we are not able to develop our communities successfully, our revenues, financial condition and results of operations could be diminished.

Before a community generates any revenues, material expenditures are required to acquire land, to obtain development approvals and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. It generally takes several years for a community development to achieve cumulative positive cash flow. Our inability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect our financial condition and results of operations.

Risks Associated with Construction—Problems in the construction of our communities could result in substantial increases in cost and could disrupt our business which would reduce our profitability.

We must contend with the risks associated with construction activities, including the inability to obtain insurance or obtaining insurance at significantly increased rates, cost overruns, shortages of lumber, steel, concrete or other materials, shortages of labor, labor disputes, unforeseen environmental or engineering problems, work stoppages and natural disasters, any of which could delay construction and result in a substantial increase in costs which would reduce our profitability. Claims may be asserted against us for construction defects, personal injury or property damage caused by the subcontractors, and these claims may give rise to liability. Where we hire general contractors, if there are unforeseen events like the bankruptcy of, or an uninsured or under-insured loss claimed against, our general contractors, we may become responsible for the losses or other obligations of the general contractors, which may materially and adversely affect our financial condition and results of operations. Should losses in excess of insured limits occur, the losses could adversely affect our financial condition and results of operations. In addition, our results of operations could be negatively impacted in the event that a general contractor experiences significant cost overruns or delays and is not able to absorb such impacts or if purchasers make claims for rescission arising out of substantial delays in completion of a building and their units.

Risk of Increased Consumer Interest Rates—Because many of our customers finance their home purchases, increased interest rates could lead to fewer home sales which would reduce our revenues.

Many purchasers of our homes obtain mortgage loans to finance a substantial portion of the purchase price of their homes. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. If mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, our sales, revenues, financial condition and results of operations may be negatively affected.

Availability of Land—Because our business depends on the acquisition of new land, the unavailability of land could reduce our revenues and/or negatively affect our results of operations.

Our operations and revenues are highly dependent on our ability to expand our portfolio of land parcels. We may compete for available land with entities that possess significantly greater financial, marketing and other resources. Competition generally may reduce the amount of land available as well as increase the cost of such land. An inability to effectively carry out any of our sales activities and development resulting from the unavailability of land may adversely affect our business, financial condition and results of operations.

Insurance—Increased insurance risk and adverse changes in economic conditions could negatively affect our business.

Insurance and surety companies are continuously re-examining their business risks, and have taken actions including increasing premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverages, imposing exclusions, such as mold damage, sabotage and terrorism, and refusing to underwrite certain risks and classes of business. Any increased premiums, mandated exclusions, change in limits, coverages, terms and conditions or reductions in the amounts of bonding capacity available may adversely affect our ability to obtain appropriate insurance coverage’s at reasonable costs, which could have a material adverse effect on our financial condition and results of operations. A substantial increase in insurance costs could have a negative impact on contract recessions or cancellations by unit purchasers.

Community Relations—Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues and/or results of operations to decline.

As a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation or development of our communities. Any efforts made by us in resolving these issues or disputes could be deemed unsatisfactory by the affected residents and any subsequent action by these residents could negatively impact sales, which could cause our revenues and/or results of operations to decline. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or modify our community development plans.

Variability in Our Results—We experience variability in our results of operations in each quarter and accordingly, quarter-to-quarter comparisons should not be relied upon as an indicator of our future performance. In addition, as a result of such fluctuations, the price of our securities may experience volatility.

We have historically experienced, and in the future expect to continue to experience, variability in our revenues, profits and cash flows. Our historical financial performance is not necessarily a meaningful indicator of future results and we expect financial results to vary from project to project and from quarter to quarter. In particular, our revenue recognition policy for tower residences can cause significant fluctuation in our total revenue from quarter to quarter. We believe that quarter-to-quarter comparisons of our results should not be relied upon as an indicator of future performance. As a result of such fluctuations, the price of our securities may experience volatility.

Risks of Seasonality—We may be negatively impacted by seasonal factors, which could limit our ability to generate revenue and cash flow.

Because many of our Florida customers prefer to close on their home purchases before the winter, and due to the typical timing of tower construction commencement and completion, the fourth quarter of each year often produces a disproportionately large portion of our total year’s revenues, profits and cash flows. Historically, 30% to 40% of our total revenues are generated in our fourth quarter. Therefore, delays or significant negative economic events that occur in the fourth quarter may have a disproportionate effect on revenues, profits and cash flows for the year.

Risk of default on Tower Residence Sales—If we do not receive cash corresponding to previously recognized revenues, our future cash flows could be lower than expected.

In accordance with generally accepted accounting principles, on certain tower projects we recognize revenues and profits from sales of tower residences during the course of construction. Revenue recognition commences and continues to be recorded when construction is beyond a preliminary stage, the buyer is committed to the extent of being unable to require a full refund of its deposit except for non-delivery of the residence, a substantial percentage of residences in a tower are under non-cancelable contracts, collection of the sales price is reasonably assured and costs can be reasonably estimated.

Due to various circumstances, including buyer defaults and rescission claims, we may receive less cash than we expect. An analysis of our tower contracts receivable balance at December 31, 2007 indicates that certain purchasers of our tower units are partnerships and limited liability corporations. Several individual or entity purchasers have multiple units under contract. Many of these units may be held for investment or speculative purposes. The concentration of contracts to purchase multiple tower units among these entities or individuals may increase the risk associated with our collection of the related contracts receivable balance.

Additionally, we are experiencing an increase in the number of condominium contract purchasers who are claiming that various factors, including delays in completion of buildings, provide them rescission rights.

Although we do not believe these claims are valid and intend to vigorously contest them, there can be no assurance that we will prevail in each claim. If a buyer successfully sues the company in a rescission claim, we would not be entitled to keep the buyer’s deposit. For the year ended December 31, 2007, our aggregate tower unit default rate was approximately 24%, as compared to 7% in 2006, although certain individual towers experienced default rates in excess of 45% in 2007. Prior to 2006 our tower unit default rate had been approximately 1% to 2%.

Our current and historical default rates may not be indicative of future default rates. There can be no assurance that our defaults or rescission claims will not increase in the future. Future defaults and rescission claims may limit our ability to deliver units from backlog and collect contract receivables upon the completion of towers under construction. Due to various circumstances, like delayed construction and buyer defaults and rescission claims, we may receive less cash than the amount of revenue already recognized or the cash may be received at a later date than we expected which could affect our financial condition and results of operations. If we do not receive cash corresponding to previously recognized revenues, our future cash flows could be lower than expected.

Risks Associated with Natural Disasters—Our sales, revenues, financial condition and results of operations may be adversely affected by natural disasters.

The Florida climate presents risks of natural disasters. To the extent that hurricanes, severe storms, floods or other natural disasters or similar events occur, our business may be adversely affected. Our Northeast and Mid-Atlantic regions may also become subject to severe winter conditions that may adversely affect our business. Although we insure for losses resulting from natural disasters, such insurance may not be adequate to cover business interruption or losses resulting therefrom, which may have a material adverse effect on our financial condition and results of operations.

Risks Associated with Our Industry—Laws and regulations related to property development may subject us to additional costs and delays which could reduce our revenues and/or results of operations.

We are subject to a variety of statutes, ordinances, rules and regulations governing certain developmental matters, building and site design which may impose additional costs and delays on us. In particular, we may be required to obtain the approval of numerous governmental authorities regulating such matters as permitted land uses, levels of density and the installation of utility services such as gas, electric, water and waste disposal. In addition, certain fees, some of which may be substantial, may be imposed to defray the cost of providing certain governmental services and improvements. We also may be subject to additional costs or delays or may be precluded from building a project entirely because of “no growth” or “slow growth” initiatives, building permit allocation ordinances, building moratoriums, restrictions on the availability of utility services or similar governmental regulations that could be imposed in the future. These ordinances, moratoriums or restrictions, if imposed, could cause our costs to increase and delay our planned or existing projects, which could in turn reduce our revenues and/or results of operations.

In addition, some of our land we have acquired and some of the land that we may acquire has not yet received all of the planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlement of this land on a timely basis may adversely affect our future results.

Environmental Regulation—Compliance with applicable environmental laws may substantially increase our costs of doing business which could negatively impact our financial condition and results of operations.

We are subject to various environmental laws and regulations relating to the operation of our properties, which are administered by numerous federal, state and local governmental agencies. Our growth and development opportunities may be limited and more costly as a result of legislative, regulatory or municipal requirements. The inability to grow our business or pay these costs could reduce our profits. In addition, our operating costs may also be affected by our compliance with, or our being subject to, environmental laws, ordinances and regulations relating to hazardous or toxic substances of, under, or in such property. These costs could be significant and could result in decreased profits or the inability to develop our land as originally intended.

Changes in Accounting Principles, Interpretations and Practices—Changes in accounting principles, interpretations and practices may affect our reported revenues, earnings and results of operations.

Generally accepted accounting principles and their accompanying pronouncements, implementation guidelines, interpretations and practices for certain aspects of our business are complex and may involve subjective judgments, such as, revenue recognition, inventory valuations and income tax provisions. Changes in interpretations could significantly affect our reported revenues, earnings and operating results, and could add significant volatility to those measures without a comparable underlying change in cash flows from operations.

Legal Proceedings—Our cash flows and results of operations could be adversely affected if legal claims are brought against us and are not resolved in our favor.

The Company and certain of our subsidiaries are involved in various claims and litigation arising in the normal course of business. We have received an increasing number of lawsuits and rescission claims from contract purchasers who seek rescission and return of deposit funds. In the opinion of management, the outcome of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows. However, it is possible that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates and assumptions related to these proceedings, or due to the ultimate resolution of the litigation, or if additional legal actions are bought against us.

Product Liability Litigation—Warranty claims that arise in the ordinary course of business may be costly, which could adversely affect our business.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

We and certain of our subsidiaries have been, and continue to be, named as defendants in various construction defect claims, product liability claims, complaints and other legal actions that include claims related to moisture intrusion and mold. Furthermore, plaintiffs may, in certain of these legal proceedings, seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial potential liability for us. We record reserves for such matters in accordance with accounting principles generally accepted in the United States. With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Management—Management systems and personnel may not be sufficient to effectively manage current operations.

Our business strategy involves selling existing residential home inventory. Achieving our strategy is critical in order to achieve cash flow sufficient to maintain operations. Any condition that would deny, limit or delay our ability to sell residential inventory units will impact the number of employees available to manage operations.

An inability to hire and retain personnel, necessary to operate our facilities may adversely affect our ability to achieve our strategy.

Maintaining current levels of our business will strain existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. There can be no assurance that we will be able to maintain management resources and operational, financial and management information systems necessary for us to timely file reports with the SEC, and the failure to do so could harm our business.

Federal Income Tax Considerations—You will be required to pay United States federal income tax as interest accrues on the new notes even if we do not pay cash interest.

The new notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and U.S. holders will be required to include the original issue discount in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. For more information, see the section of this offering memorandum entitled “Certain United States Federal Income Tax Consequences.”

CAPITALIZATION

The following table presents our historical unaudited consolidated capitalization as of March 31, 2008:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the consummation of the Refinancing Transactions.

This information should be read together with our audited and unaudited financial statements and the other financial and operating data incorporated by reference into this offering memorandum.

	As of March 31, 2008
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(in thousands)
Debt obligations (including current portion):
Senior secured revolving credit facility(1)	457,650	253,650
Senior secured term note	243,750	147,750
Mortgages and notes payable	207,790	157,790
Senior secured second lien notes due 2013	—	350,000
16% senior secured third lien notes due 2013	—	125,000
9 1/8% Senior subordinated notes due 2012	200,000	200,000
7 7/8% senior subordinated notes due 2013	125,000	125,000
6 5/8% senior subordinated notes due 2015	200,000	200,000
Junior subordinated notes due 2035	100,000	100,000
Junior subordinated notes due 2036	65,000	65,000
4.0% contingent convertible senior subordinated notes due 2023	125,000	—

Total debt obligations	$1,724,190	$1,724,190

Shareholders’ equity:
Common stock, $.01 par value; 100,000 shares authorized, 46,878 shares issued	$469	$469
Additional paid-in capital	298,400	298,400
Retained earnings	145,960	145,960
Treasury stock, at cost, 4,710 shares	(108,138)	(108,138)
Accumulated other comprehensive loss	(86)	(86)

Total shareholders’ equity	336,605	336,605

Total capitalization	$2,060,795	$2,060,795

(1)	As of June 27, 2008, $460,762 was outstanding under our Revolving Credit Facility.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The outstanding notes that are validly tendered and exchanged for the new notes pursuant to the Exchange Offer will be retired and cancelled and cannot be reissued. We will bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “WCI.” The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock. On July 7, 2008, the last reported sale price for our common stock was $1.26 per share.

2006	High	Low
Year Ended December 31, 2006
First quarter	$29.76	$24.10
Second quarter	$28.52	$17.69
Third quarter	$20.14	$13.73
Fourth quarter	$19.79	$14.41

2007	High	Low
Year Ended December 31, 2007
First quarter	$24.20	$18.65
Second quarter	$22.61	$15.84
Third quarter	$17.58	$4.95
Fourth quarter	$7.00	$3.00

2008	High	Low
First quarter	$6.20	$1.35
Second quarter	$4.11	$1.44
Third quarter (through July 7, 2008)	$1.49	$1.26

As of June 16, 2008, there were 250 holders of record of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date and expect that, for the foreseeable future, we will not do so.

The payment of dividends is within the discretion of our Board of Directors and any decision to pay dividends in the future will depend upon an evaluation of a number of factors, including our earnings, capital requirements, operating and financial condition and any contractual limitations then in effect. In this regard, the indentures governing our outstanding senior subordinated notes contain restrictions on the amount of dividends we may pay on our common stock, and we are currently prohibited from paying any dividends on our common stock. In addition, our Existing Revolving Credit Agreement and Existing Term Loan Agreement and senior subordinated notes require the maintenance of minimum consolidated stockholders’ equity, which restricts the amount of dividends we may pay.

REFINANCING TRANSACTIONS

Amended Revolving Credit Agreement

The Company and the bank acting as agent for the lenders party to the Existing Revolving Credit Agreement are in discussions to enter into the Amended Revolving Credit Agreement. The following contains a summary of the expected material provisions of the Amended Revolving Credit Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the underlying documents. Copies of the Amended Revolving Credit Agreement will be available on request from the Company. No assurances can be given that we will be able to enter into the Amended Revolving Credit Agreement on acceptable terms or at all.

Terms not otherwise defined in this section shall, unless the context otherwise requires, have the same meanings set out in the Amended Revolving Credit Agreement.

Simultaneously with the consummation of this offering, we will amend the Existing Revolving Credit Agreement. The following summarizes the principal terms which we expect to be included in our Amended Revolving Credit Agreement which we expect to be in place immediately following this offering.

Availability

Approximately $243.3 million will cease to available under the Amended Revolving Credit Agreement and will mature and be payable in full on June 11, 2010. Aggregate commitments of $150.0 million shall remain available under the Amended Revolving Credit Agreement. Up to $100.0 million of the $150.0 million shall be available for letters of credit. Amounts that remain available under the Amended Revolving Credit Agreement may be borrowed, repaid and reborrowed, and letters of credit may be issued until the maturity of the Amended Revolving Credit Agreement on June 11, 2010 and may be used for general corporate purposes and working capital of the Company and its subsidiaries.

Interest Rates and Fees

Borrowings currently bear interest at a rate equal, at our option, to (1) seven or fourteen days, or one, two, three or six months LIBOR, plus 5.25% and (2) a base rate equal to the greater of (i) Bank of America, N.A.’s prime rate and (ii) the federal funds effective rate plus 0.50%, plus 3.75%. In addition to paying interest on outstanding principal under the Amended Revolving Credit Agreement, we will be required to pay an unused fee equal to 0.25% of the actual daily amount of the difference between $150.0 million and the sum of (i) the outstanding aggregate amount of committed loans and (ii) the outstanding amount of the aggregate amount available to be drawn under all outstanding letters of credit, including the aggregate of all amounts which the Company has failed to reimburse each letter of credit issuer with. Under the Amended Revolving Credit Agreement, we will also pay a letter of credit fee at an amount to be agreed upon on the daily maximum amount available to be drawn under each letter of credit, and a fronting fee to the issuer of each letter of credit equal to 0.125% per annum. In connection with entering into the Amended Revolving Credit Agreement, the Company expects to agree to increased interest rates and fees.

Guarantees and Security

All obligations under our Amended Revolving Credit Agreement are guaranteed by the Company’s subsidiaries, other than certain excluded subsidiaries, and are secured on a first priority basis by substantially all of the assets for the Company and the guarantors.

Covenants and Events of Default

Our Amended Revolving Credit Agreement will contain a number of negative covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur debt;

•	create liens;

•	make investments;

•	engage in mergers and consolidations;

•	dispose of assets;

•	make certain land acquisitions;

•	enter into transactions with affiliates;

•	repay or amend the terms of subordinated and 2nd and 3rd lien indebtedness;

•	issue additional subordinated indebtedness;

•	issue senior notes;

•	pay dividends and distributions or repurchase our capital stock; and

•	change our business.

In addition, we expect that our Amended Revolving Credit Agreement will contain financial covenants requiring that:

•

on any determination date, the ratio of appraised asset value to loans under the Amended Credit Facilities shall at all times be not less than 2.0 to 1.0 and at least one of the following tests shall be satisfied: (a) the ratio of EBITDA to fixed charges, tested on a quarterly basis, shall not be less than 0.5 to 1.0, (b) the ratio of cash flow from operations to cash interest expense, tested on a quarterly basis, shall not be less than 1.0 to 1.0 or (c) minimum liquidity (available cash plus available loans under the Amended Revolving Credit Agreement) shall at all times be at least $50.0 million; and

•	the Company may not request a loan if, after giving effect to such loan, the Company’s and its subsidiaries’ aggregate cash or cash equivalents (other than restricted cash) would exceed $50.0 million.

The Amended Revolving Credit Agreement will not contain any other financial covenants.

The Amended Revolving Credit Agreement will also contain certain customary affirmative covenants and events of default, including a change of control, which are substantially similar to those contained in the Existing Revolving Credit Agreement.

The Company is in discussions with the agent for the lenders of the Existing Revolving Credit Agreement, but an agreement is subject to the negotiation of satisfactory documentation for the Amended Revolving Credit Agreement, including intercreditor agreements with the second and third lien lenders, as well as to the receipt of consents from the required lenders under the Amended Revolving Credit Agreement.

Amended Term Loan Agreement

The Company and the bank acting as agent for the lenders party to the Existing Term Loan Agreement are in discussions to enter into the Amended Term Loan Agreement. Simultaneously with the consummation of this offering, we expect to amend the Existing Term Loan Agreement. The following contains a summary of the expected material provisions of the Amended Term Loan Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the underlying documents. Copies of the Amended Term Loan Agreement are available on request from the Company. No assurances can be given that we will be able to enter into the Amended Revolving Credit Agreement on acceptable terms or at all.

Terms not otherwise defined in this section shall, unless the context otherwise requires, have the same meanings set out in the Amended Term Loan Agreement.

Simultaneously with the consummation of this offering, we will amend the Existing Term Loan Agreement. The following summarizes the principal terms which we expect to be included in our Amended Term Loan Agreement which we expect to be in place immediately following this offering.

Outstanding Indebtedness

Approximately $132.3 million will remain outstanding, which will mature and be payable in full on December 23, 2010.

Interest Rates and Fees

Borrowings under our Existing Term Loan Agreement currently bear interest at a rate equal, at our option, to (1) one, two, three or six months LIBOR, plus 5.25% and (2) a base rate equal to the greater of (i) KeyBank’s prime rate and (ii) the federal funds effective rate plus 0.50%, plus 3.75%. In connection with entering into the Amended Term Loan Agreement, the Company expects to agree to increased interest rates and fees.

Guarantees and Security

All obligations under our Amended Revolving Credit Agreement are guaranteed by the Company’s subsidiaries, other than certain excluded subsidiaries, and are secured on a first priority basis by substantially all of the assets of the Company and the guarantors.

Covenants and Events of Default

The Amended Term Loan Agreement will contain a number of negative covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur debt;

•	create liens;

•	make investments;

•	engage in mergers and consolidations;

•	dispose of assets;

•	make certain land acquisitions;

•	enter into transactions with affiliates;

•	repay or amend the terms of subordinated and 2nd and 3rd lien indebtedness;

•	issue additional subordinated indebtedness;

•	issue senior notes;

•	pay dividends and distributions or repurchase our capital stock; and

•	change our business.

In addition, we expect the Amended Term Loan Agreement will contain financial covenants requiring that:

•

on any determination date, the ratio of appraised asset value to loans under the Amended Credit Facilities shall at all times be not less than 2.0 to 1.0 and at least one of the following tests shall be satisfied: (a) the ratio of EBITDA to fixed charges, tested on a quarterly basis, shall not be less than 0.5 to 1.0, (b) the ratio of cash flow from operations to cash interest expense, tested on a quarterly basis, shall not be less than 1.0 to 1.0 or (c) minimum liquidity (available cash plus available loans under the Amended Revolving Credit Agreement) shall at all times be at least $50.0 million;

•	the Company’s and its subsidiaries’ aggregate cash or cash equivalents (other than restricted cash) may not exceed $50.0 million for more than three consecutive business days; and

We expect that the Amended Term Loan Agreement will not contain any other financial covenants.

We expect that the Amended Term Loan Agreement will also contain certain customary affirmative covenants and events of default, including a change of control, which are substantially similar to those contained in the Existing Term Loan Agreement.

The Company is in discussions with the agent for the lenders of the Existing Term Loan Agreement, but an agreement is subject to negotiation of satisfactory documentation, including intercreditor agreements with the second and third lien lenders, as well as to the receipt of consents from the required lenders under the Amended Term Loan Agreement.

Senior Secured Notes

Simultaneously with the consummation of this offering, we intend to issue $350.0 million of Senior Secured Notes due 2012 in a private placement under the Securities Act of 1933, as amended. The following summarizes the expected terms of the Senior Secured Notes.

Interest Rate and Fees

The Senior Secured Notes will mature in 2012. The Senior Secured Notes will have interest based on market conditions, payable in cash, payable in kind, or a combination thereof.

Guarantees

The Senior Secured Notes will be guaranteed by all current and subsequently formed domestic subsidiaries of the Company, that guarantee the Company’s Amended Credit Facilities and our existing senior subordinated notes.

Collateral

Our obligations under the Senior Secured Notes will be secured by all existing and subsequently acquired assets of the Company and all current and subsequently formed subsidiaries of the Company, on a lien that will be subordinated only to the Amended Credit Facilities of the Company.

Covenants

We expect that the indenture governing the Senior Secured Notes will contain covenants consistent with and substantially similar to covenants contained in the Company’s most recent senior subordinated notes indenture (modified to include provisions relating to the collateral, to delete the subordination provisions and to permit the repurchase of senior subordinated notes in exchange for third lien notes and will include a restriction on the ability of the Company or any of its subsidiaries to incur secured indebtedness effectively senior or pari passu to the Senior Secured Notes other than current or future indebtedness under the Company’s Amended Credit

Facilities up to a maximum amount equal to the indebtedness currently outstanding or committed to under the Company’s Amended Credit Facilities (plus certain permitted liens and senior or pari passu debt to be mutually agreed upon).

Ranking

The Senior Secured Notes will be senior second lien secured obligations of the Company. Accordingly, the Senior Secured Notes will be effectively subordinated to the Amended Credit Facilities of the Company and will effectively rank senior to all other senior debt of the Company, if any, and senior to all other obligations of the Company.

Optional Redemption

The principal and interest under the Senior Secured Notes will not be pre-payable by the Company prior to an agreed upon date. After that date, the Company may, at its option, redeem the Senior Secured Notes, in whole or in part, at the principal amount of Senior Secured Notes plus a premium to be agreed upon. We expect that the premium will reduce over time.

Mandatory Prepayment and Change of Control

Upon a Change of Control, the holders of the Senior Secured Notes will have the right to cause the Company to repurchase the Senior Secured Notes from such holders at 101% of the face amount thereof plus accrued and unpaid interest. Otherwise, the Senior Secured Notes will not be mandatorily redeemable prior to the maturity date of the Senior Secured Notes.

Use of Proceeds

We intend to use the proceeds from the issuance of the Senior Secured Notes to repay the Tower Construction Loan Agreement in full and the Existing Credit facilities pro rata between the Existing Term Loan Agreement and the Existing Revolving Credit Agreement.

Event of Default

We expect that the Events of Default will include, among other things, failure to pay principal or interest when due under the Senior Secured Notes, events of bankruptcy or insolvency, and cross acceleration to other indebtedness of the Company or its subsidiaries. We expect that the Events of Default will be consistent with and substantially similar to the Events of Default contained in the Company’s outstanding notes indentures, as amended, supplemented or otherwise modified from time to time.

Registration Rights

We expect that the investors will be granted registration rights with respect to the Senior Secured Notes in connection with the foregoing pursuant to which the Company will agree to file, upon request, a registration statement with respect to the Senior Secured Notes.

Conditions

The issuance of the Senior Secured Notes will be subject to certain customary closing conditions, including:

•	the effectiveness of an amendment to the Existing Credit Facilities;

•	the consummation of the exchange of at least 95% of the Company’s Outstanding Notes into the New Notes; and

•	the negotiation of satisfactory documentation, including intercreditor agreements with the first and third lien lenders.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to WCI Communities, Inc. and any and all successors and not to any of its subsidiaries.

The Company will issue the Notes under an Indenture (the “Indenture”) among the Company, the Guarantors and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”) in a transaction that will not be subject to the registration requirements of the Securities Act of 1933, as amended. The Company will also be permitted to issue up to $200.0 million of additional Notes in connection with the exchange of Notes for any of the Existing Notes (as defined herein). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. Copies of the Indenture and form of Note will be available upon request to the Company at the address set forth under “Incorporation of Certain Documents by Reference.”

Brief Description of the Notes and the Guarantees

The Notes

These Notes:

•	will be senior secured obligations of the Company;

•

will rank equally in right of payment with all existing and future senior Indebtedness of the Company and the Guarantors, but to the extent of the value of the Collateral, will be effectively senior to all of the Company’s and the Guarantors’ unsecured senior Indebtedness;

•

will be secured by third-priority Liens in substantially all of the tangible and intangible assets of the Company and the Guarantors, now owned or hereafter acquired by the Company and any Guarantors, that secure borrowings by the Company under the Senior Credit Facilities on a first-priority basis and the Second Lien Notes on a second-priority basis (with the exception of pledges of stock of Guarantors to the extent that they would result in the requirement to file with the SEC separate financial statements of such Guarantors);

•	will be effectively junior to the Credit Agreement Obligations and the Second Lien Notes to the extent of the value of the Collateral;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor subsidiaries;

•

will be senior in right of payment to our Subordinated Indebtedness, including our outstanding 9 1/8% Senior Subordinated Notes due 2012, our outstanding 7 7/8% Senior Subordinated Notes due 2013 and our outstanding 6 5/8% Senior Subordinated Notes due 2015 and any of our future Subordinated Indebtedness; and

•	are unconditionally guaranteed on a senior secured basis by the Guarantors that guarantee the Company’s Senior Credit Facilities, the Second Lien Notes and the Existing Notes.

On a pro forma basis to give effect to the Refinancing Transactions, at March 31, 2008, the Company and the Guarantors would have had approximately $1.0 billion of secured Indebtedness outstanding (including the Notes), including $909.2 million of secured Indebtedness that would have been effectively senior to the Notes and $525.0 million of senior subordinated notes.

The Subsidiary Guarantees

The Notes will be guaranteed on a full, unconditional and joint and several basis by all of our current Restricted Subsidiaries that guarantee other Indebtedness of the Company and any other Restricted Subsidiary that executes a guarantee (each a “Subsidiary Guarantee”) in accordance with the provisions of the Indenture and their respective successors and assigns (the “Guarantors”). Each Guarantee will be secured on a third-priority basis by the portion (if any) of the Collateral owned by such Guarantor.

The Subsidiary Guarantees of these Notes:

•

will be general secured obligations of each Guarantor; secured on a third-priority basis by the portion (if any) of the Collateral owned by such Guarantor that secure borrowings by the Guarantor under the Senior Credit Facilities on a first-priority basis and the Second Lien Notes on a second-priority basis;

•	will rank equally in right of payment with all existing and future senior Indebtedness of the Guarantor;

•	will be effectively senior to all of the Guarantors’ existing and future senior unsecured Indebtedness, to the extent of the value of the Collateral;

•

will be effectively junior to the Guarantors’ obligations under the Senior Credit Facilities and Second Lien Notes to the extent of the value of the Collateral that secures Credit Agreement Obligations on a first-priority basis and secures the Second Lien Notes on a second-priority basis as described below under “Collateral”;

•	will be structurally subordinated to Indebtedness and other liabilities of subsidiaries of the Company that do not Guarantee the Notes; and

•	will be senior in right of payment to all existing and future Subordinated Indebtedness of each Guarantor.

If:

(1)	the Company sells or disposes of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise,

(2)	the Company sells or disposes of all of the Capital Stock of any Guarantor, or

(3)	the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary or any Guarantor is released from Guarantees of Indebtedness of the Company such that such Guarantor would not be required to provide a Guarantee of the Notes under the covenant “Additional Subsidiary Guarantees;” then such Guarantor, or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor), will be automatically released and relieved of any obligations under its Subsidiary Guarantee.

The operations of the Company are conducted in large part through its subsidiaries and joint ventures and, therefore, the Company depends upon the cash flow of its subsidiaries and joint ventures to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s non-guarantor subsidiaries and joint ventures. Any right of the Company to receive assets of any of its non-guarantor subsidiaries and joint ventures upon their liquidation or reorganization (and, with respect to non-guarantor subsidiaries, the consequent right of the Holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary’s and joint venture’s creditors, except to the extent that the Company is itself recognized as a creditor of the subsidiary or joint venture, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary or joint venture and any indebtedness of the subsidiary or joint venture senior to that held by the Company. As of March 31, 2008, our non-guarantor subsidiaries and joint ventures accounted for approximately $621.4 million, or 24.1%, of our total assets, and approximately $483.0 million, or 21.8%, of our total liabilities. Our non-guarantor subsidiaries accounted for approximately $295.5 million, or 31.6%, of our total revenues for the year ended December 31, 2007.

Collateral

Assets pledged as collateral

The Notes and Guarantees will be secured by third-priority Liens, subject to Permitted Liens, in substantially all of the tangible and intangible assets of the Company and the Guarantors (with the exception of pledges of stock of Guarantors to the extent that they would result in a requirement that the Company file with the SEC separate financial statements of such Guarantors). In particular, we will be required to use reasonable best efforts to provide security over real property already pledged under the Senior Credit Facilities at the Issue Date but in any event no later than 90 days after the Issue Date and, with respect to property not currently pledged under the Senior Credit Facilities we will be obligated to provide such security by December 31, 2008, which date may be extended for up to 90 days by the administrative agent under the Senior Credit Facilities.

From and after the Issue Date, if the Company or any Guarantor creates any additional security interest upon any assets to secure any Credit Agreement Obligations, the Second Lien Notes or any other obligations that are secured equally and ratably with the Notes by third-priority Liens on the Collateral, it must concurrently grant at least a third-priority security interest upon such assets as security for the Notes substantially concurrent with granting any such additional security interest.

Even though the Notes and Guarantees will be secured, pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, the security interests in the Collateral securing the Notes and the Guarantees under the Collateral Documents will rank junior in priority to any and all security interests in the Collateral at any time granted to secure the Credit Agreement Obligations and the Second Lien Notes and will rank equally in priority with the security interests in the Collateral securing any other Pari Passu Secured Indebtedness. In addition, the Notes are not secured by any of the assets of any Restricted Subsidiary that is not a Guarantor. See “Risk factors—Risks Relating to the New Notes.”

Intercreditor Agreement

On or prior to the Issue Date, the holders of the Second Lien Notes or their agent, if any, the Collateral Agent, the Company and certain of its subsidiaries and the agents under the Senior Credit Facilities will enter into the Intercreditor Agreement. If any other Indebtedness is designated as Credit Agreement Obligations or Pari Passu Secured Indebtedness, the representatives of the holders of such other Indebtedness will also become party to the Intercreditor Agreement and, in the case of such Pari Passu Secured Indebtedness, will designate American Stock Transfer & Trust Company, LLC, as Collateral Agent on their behalf. Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the first-priority Liens securing the Credit Agreement Obligations, the agents under the Senior Credit Facilities will determine the time and method by which the security interests in the Collateral will be enforced. Pursuant to the terms of the Intercreditor Agreement, after the discharge of the first-priority Liens securing the Credit Agreement Obligations and prior to the discharge of the second-priority Liens securing the Second Lien Notes, the collateral agent under the Second Lien Notes will determine the time and method by which the security interests in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Notes, or any Guarantee, and except in certain other limited situations. After the discharge of the first-priority Liens securing the Credit Agreement Obligations and second-priority Liens securing the Second Lien Notes, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes and any Pari Passu Secured Indebtedness, voting as one class, in accordance with the provisions of the Indenture and the Collateral Documents, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders of the Notes and the Pari Passu Secured Indebtedness.

The rights of the holders of the Notes with respect to the Collateral securing the Notes and the Guarantees, including the right to exercise remedies, will be materially limited pursuant to the terms of the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, the holders of the Notes and the holders of Pari Passu Secured Indebtedness will have security interests in the Collateral that rank junior to that of the holders of the first-priority Liens securing the Credit Agreement Obligations (subject to Permitted Liens) and the second-priority Liens securing the Second Lien Notes (subject to Permitted Liens). Accordingly, any proceeds received upon a realization of the Collateral securing the Notes, Pari Passu Secured Indebtedness, Second Lien Notes and Credit Agreement Obligations will be applied as follows:

(1)	first, to the agents for the Credit Agreement Obligations for application to the Credit Agreement Obligations to be applied in the manner set forth in the Senior Credit Facilities and other agreements governing the Credit Agreement Obligations;

(2)	second, to pay the Second Lien Notes, any accrued and unpaid interest thereon and any other amounts due under the indenture for the Second Lien Notes, including but not limited to, the payment of all costs and expenses incurred by the trustee and collateral agent for the Second Lien Notes;

(3)	third, to the payment of all costs and expenses incurred by the Trustee and Collateral Agent in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with the Indenture and any documents relating to any Pari Passu Secured Indebtedness, the Collateral Documents and the Intercreditor Agreement (including all existing claims for indemnification under the Indenture) including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Trustee or Collateral Agent on behalf of the Company or any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the holders of the Notes and the Pari Passu Secured Indebtedness;

(4)	fourth, to pay the Notes, any accrued and unpaid interest thereon, and any other amounts due under the Indenture, and the Pari Passu Secured Indebtedness, pro rata, based on the respective amounts of the Notes and the Pari Passu Secured Indebtedness then outstanding; and

(5)	fifth, to the extent of the balance of such proceeds after application in accordance with clauses (1), (2), (3) and (4) above, to the Company or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In the event a bankruptcy proceeding shall be commenced by or against the Company and the Company enters into certain debtor-in-possession financings (a “DIP Financing”) in such proceeding, the Liens on the Collateral securing the Notes and the Guarantees may, without any further action or consent by the Trustee, the Collateral Agent or the holders of the Notes, be made junior and subordinated to Liens granted to secure such DIP Financings, subject to the granting and approval by the applicable bankruptcy court of adequate protection for the holders of the Notes. In certain instances where such DIP Financing is approved by the agents under the Senior Credit Facilities, the rights of the holders of the Notes to received adequate protection will be limited.

Sufficiency of collateral

By its nature, a significant portion of the Collateral is illiquid and may have no readily ascertainable market value. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the real estate industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, the proceeds received in connection with such sale may not be sufficient to satisfy the Credit Agreement Obligations and the Company’s obligations with respect to the Second Lien Notes. Finally, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain covenants with respect to the collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

Maintenance of collateral. The Indenture and/or the Collateral Documents provide that the Company and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted) and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral, except where the failure to maintain such value would not have a material adverse effect on the Collateral. The Indenture and/or the Collateral Documents also provide that the Company and the Guarantors shall pay all real estate and other taxes (except for those being contested in good faith and for which adequate reserves have been made), and maintain in full force and effect all material permits and certain insurance coverages, except to the extent that the failure to maintain such permits and coverages follows the sale of the assets to which such permits or coverages relate or where such failure would not have a material adverse effect on the Collateral.

Further assurances. The Collateral Documents and the Indenture provide that the Company and the Guarantors shall, at their sole expense, do all acts that are reasonably requested by the Collateral Agent and that may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the Notes and the Trustee and the holders of any Pari Passu Secured Indebtedness, duly created, enforceable and perfected and at least third-priority Liens and security interests in the Collateral (subject to Permitted Liens) as contemplated by the Indenture, the Collateral Documents and the Intercreditor Agreement.

As necessary, or upon reasonable request of the Collateral Agent or the Trustee, the Company and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, as may be necessary or as the Collateral Agent or the Trustee may reasonably request to create, protect, assure, perfect, transfer and confirm the Liens (subject to Permitted Liens), benefits, property and rights conveyed or intended to be conveyed by the Indenture or the Collateral Documents for the benefit of the holders and the Trustee, including with respect to after-acquired Collateral.

Real estate mortgages and filings. With respect to any fee interest in certain real property (individually and collectively, the “Premises”) owned by the Company or a Guarantor on the Issue Date or acquired by the Company or a Guarantor after the Issue Date that secures Credit Agreement Obligations and Second Lien Notes:

(1)	the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is pledged to secure the Credit Agreement Obligations or the Second Lien Notes, in accordance with the requirements of the Indenture and/or the Collateral Documents, duly executed by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected at least third-priority Lien (subject to Permitted Liens) against the properties purported to be covered thereby; and

(2)	the Collateral Agent shall have received mortgagee’s title insurance policies or date-down endorsements to the existing title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself and the Trustee, the holders of the Notes and holders of any Pari Passu Secured Indebtedness, in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid and at least third- priority Liens on such property free and clear of all Liens, defects and encumbrances (subject to Permitted Liens), in an amount reasonably satisfactory to the Collateral Agent and including, to the extent available at a commercially reasonable premium, the endorsements equivalent to those delivered in connection with the Senior Credit Facilities and Second Lien Notes and shall be accompanied by evidence of the payment in full of all premiums thereon.

Leasehold interests. With respect to any leasehold interest in real property (individually and collectively, the “Leased Premises”) leased by the Company or a Guarantor on the Issue Date or leased by the Company or a Guarantor after the Issue Date, the Company shall, or shall cause each Guarantor, at the request and the option of the Collateral Agent, to deliver to the Collateral Agent, with respect to each of the Leased Premises, any landlord waiver, consent or other agreement, in form and substance satisfactory to the Collateral Agent, between such the Collateral Agent and (i) any other person in possession of any Collateral and (ii) any landlord of the Company of any Guarantor where any Collateral is located.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Collateral Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the holders of the Notes, subject to any prior Liens on the Collateral and the provisions of the Intercreditor Agreement. The Intercreditor Agreement imposes severe restrictions upon the ability of the Collateral Agent to pursue foreclosure. See “—Intercreditor Agreement”. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company’s obligations under the Notes.

Certain bankruptcy limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral, including any obligation secured on a priority basis.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes after payment of any priority claims, the holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Release

The Liens on the Collateral will be released with respect to the Notes and the Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, accrued and unpaid interest, including premium, if any, on the Notes;

(2)	in whole, upon satisfaction and discharge of the Indenture;

(3)	in whole, upon a legal or covenant defeasance as set forth under “Legal Defeasance and Covenant Defeasance,” below;

(4)	in whole or in part, as to any asset constituting Collateral (A) if all other Liens on that asset securing the Credit Agreement Obligations, the Second Lien Notes and any Pari Passu Secured Indebtedness then secured by that asset (including all commitments thereunder) are released or (B) otherwise in accordance with, and as expressly provided for under, the Indenture and the Intercreditor Agreement;

(5)	in part, pursuant to the provisions of the Intercreditor Agreement, where the holders of the Credit Agreement Obligations consent to such release;

(6)	with the consent of holders of a majority in aggregate principal amount of the Notes (or, in the case of a release of all or substantially all Collateral, each holder of the Notes affected thereby other than a release in accordance with the terms of the Collateral Documents, the Intercreditor Agreement or the Indenture) including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

(7)	with respect to assets of a Guarantor upon release of such Guarantor from its Guarantee as set forth under “—The Subsidiary Guarantees,” above.

To the extent required by the Indenture, the Company and each Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral:

(a)	an Officers’ Certificate and such other documentation as required under the Indenture; and

(b)	all documents required by the Indenture, the Collateral Documents and the Intercreditor Agreement.

Upon compliance by the Company or any Guarantor, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Guarantor, as the case may be, the released Collateral.

If, after the Collateral is released in full as contemplated by the Intercreditor Agreement and, thereafter, the Company subsequently incurs Obligations under a new Credit Facilities or other First-Priority Lien Obligations and Second-Priority Lien Obligations that are secured by Liens on assets of the Company or any Guarantor of the type constituting Collateral (other than Excluded Property), then the Company and the Guarantors shall be required to secure the Notes and the Guarantees at such time by a Third-Priority Lien on the Collateral securing such Obligations under the new Credit Facilities or other First-Priority Lien Obligations and Second-Priority Lien Obligations, with the Liens on the Collateral granted in favor of either the administrative agent under such new Credit Facilities or a collateral agent designated by the Company to hold the Liens for the benefit of the holders of Third-Priority Lien Obligations and subject to an intercreditor agreement that provides the administrative agent under such new Credit Facilities substantially the same rights and powers as afforded under the Collateral Documents and Intercreditor Agreement entered into on the Issue Date.

To the extent applicable, the Company will comply with Section 314(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain “no-action” letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Holders or the Trustee, the provisions of Section 314(d) may be inapplicable to the release.

Principal, Maturity and Interest

The Company will initially issue $125.0 million in aggregate principal amount of Notes. The Company may issue up to an additional $200.0 million of additional Notes under the Indenture having identical terms and conditions to the Notes (the “Additional Notes”) from time to time after the initial issuance of the Notes in exchange for Existing Notes. The Notes in the initial offering and Additional Notes may be issued under one or more CUSIPs. In addition, in connection with the payment of PIK Interest (as defined below), the Company is entitled to, without the consent of the holders, increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Notes offered hereby (in each case, the “PIK Payment”). The Notes offered by the Company, the PIK Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments redemptions and offers to purchase. The Company will issue the Notes in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on August 5, 2013. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any PIK Notes and Additional Notes that are actually issued, and references to “principal amount” of the Notes includes any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Interest will be payable semi-annually in arrears on August 5 and February 5, commencing on February 5, 2009, to the holders of Notes of record on the immediately preceding July 20 and January 20. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For any interest period through August 5, 2011, interest on the Notes will accrue at the rate of 16% per annum from the Issue Date, or from the most recent date to which interest had been paid or provided for and will be payable by increasing the principal amount of the Notes or issuing PIK Notes (“PIK Interest”). For any interest period after August 5, 2011, interest on the Notes will accrue at a rate of 15% and we may elect to pay interest on the Notes (i) entirely in cash or (ii) entirely by paying PIK Interest.

For the any interest period after August 5, 2011, the Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such election for any interest period, interest on the Notes shall be payable according to the election for the previous interest period. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under “—Optional Redemption” or “Repurchase at the Option of Holders” shall be made solely in cash.

PIK Interest on the Notes shall be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1,000) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on August 5, 2013 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, cash interest, premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make cash interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent, Registrar and Collateral Agent. The Company may change the Paying Agent, Registrar or Collateral Agent without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as otherwise described below, the Notes will not be redeemable at the Company’s option prior to August 5, 2010.

On or after August 5, 2010, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 5 of the years indicated below:

Year	Percentage
2010	102.00%
2011	101.00%
2012 and thereafter	100.00%

At any time on or before August 5, 2010, the Company may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 116% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption must occur within 90 days of the date of the closing of such Equity Offering.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control offer on the terms set forth in the Indenture. In the Change of Control offer, the Company will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, to the date of purchase. Within thirty days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control payment date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require the Company to make a Change of Control offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Senior Credit Facilities restrict the ability of the Company to purchase Notes, including following a Change of Control. In addition, a Change of Control may constitute a default under the Senior Credit Facilities. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. The Company’s failure to make a Change of Control offer or failure to purchase Notes tendered in a Change of Control offer would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facilities and the Indentures relating to the Existing Notes. There can be no assurance that sufficient funds will be available at the time of any Change of Control offer to make any required purchases.

The Company will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests of the Company (other than Disqualified Stock) or dividends or distributions to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company, a Wholly Owned Restricted Subsidiary or any Guarantor);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except payments of interest or a payment of principal at Stated Maturity (other than (a) Indebtedness permitted under clause (6) of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) payments made of interest or principal made by incurring Indebtedness permitted to be incurred pursuant to clauses (18) and (19) of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”); or

(4)	make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture plus all restricted payments made since the Issue Date until the date of the Indenture that constituted Restricted Payments under the terms of the indentures relating to the Existing Notes (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (9), (10), (11) and (12) of the next succeeding paragraph is less than the sum, without duplication, of

(I)	50% of the Consolidated Net Income After Grossed Up Preferred Stock Dividends of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(II)	100% of the aggregate net cash proceeds and the Fair Market Value as determined by an independent third party appraiser, accounting firm or valuation firm not affiliated with the Company of real property or securities constituting a controlling interest in any Person received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock), plus

(III)	to the extent that any Restricted Investment, in whole or in part, is sold or otherwise liquidated or repaid, redeemed or repurchased, the sum of (A) 100% of such cash proceeds and the Fair Market Value of other assets that do not otherwise constitute a Restricted Investment (net of the cost of disposition or sale, if any, and tax liabilities arising from such transaction) up to the aggregate amount invested in such Restricted Investment outstanding at such time plus (B) 50% of such cash proceeds and the Fair Market Value of other assets that do not otherwise constitute a Restricted Investment in excess of the aggregate amount invested in such Restricted Investment, in each case, to the extent not otherwise included in Consolidated Net Income of the Company for such period, plus

(IV)	50% of the amount received from any cash dividends, cash distributions, cash interest or other cash payments received by the Company or a Guarantor since the Issue Date from any Restricted Investment, to the extent that such dividends or cash distributions were not otherwise included in Consolidated Net Income of the Company for such period or in clause (III) above and excluding any such payments to pay obligations and expenses of Restricted Investments such as income taxes which were not paid prior to the Issue Date, plus

(V)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of the Company’s Investment in such Unrestricted Subsidiary as of the date of such redesignation, plus

(VI)	100% of the reduction or release since the Issue Date of Indebtedness under Guarantees of the Company or any Restricted Subsidiary which are Restricted Investments, to the extent that such reduction or release is not due to any payment under such Guarantee, plus

(VII)	$25.0 million.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at date of declaration, such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale, issuance of or contribution for (other than to a Restricted Subsidiary of the Company), Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such payment, redemption, repurchase, retirement, defeasance, other acquisition or dividend or distribution shall be excluded from clause (c) of the preceding paragraph;

(3)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness in exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

(4)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present, former or future employee, director or Consultant of the Company’s (or any of its Restricted Subsidiaries or any parent of the Company) pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture or any other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $4.0 million in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $8.0 million in any calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed

(A)	the cash proceeds from the sale of Equity Interests of the Company, any parent of the Company or any of its Restricted Subsidiaries to present, former or future directors, Consultants or employees of the Company, its Restricted Subsidiaries or any parent of the Company that occurred since the Issue Date (to the extent the cash proceeds from the sale of such Equity Interest have not otherwise been included in clause (c) of the immediately preceding paragraph), plus

(B)	the cash proceeds of key man life insurance policies received by the Company, its Restricted Subsidiaries or any parent of the Company since the Issue Date; and provided that cancellation of Indebtedness owing to the Company from present, former or future directors, Consultants, or employees of the Company, any of its Restricted Subsidiaries or any parent of the Company the proceeds of which were used solely to purchase Equity Interests of the Company will not be deemed to constitute a Restricted Payment so long as the value of such Equity Interests issued did not increase clause (c) of the preceding paragraph;

(6)

so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Investments made after the date of the Indenture having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (6) and, without duplication,

Investments made pursuant to the comparable clause of the indentures relating to the Existing Notes that are at that time outstanding (without giving effect to any write- up, write-off or write-down), not to exceed 5% of the Company’s Consolidated Tangible Assets as of the end of the fiscal quarter most recently completed (with Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(8)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s Capital Stock of up to 6% per annum of the net proceeds received by the Company in its March, 2002 initial public offering;

(9)	Investments in Unrestricted Subsidiaries that are made with Excluded Contributions;

(10)	non-cash Investments in Unrestricted Subsidiaries in the form of administrative, financial, accounting, management, or other similar services (together with a non-cash allocation of corporate overhead), in each case in the ordinary course of business;

(11)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of dividends on Disqualified Stock which is issued in accordance with the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12)	the transactions contemplated under “Use of Proceeds;” and

(13)	$50.0 million to repurchase Existing Notes.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment; provided that, notwithstanding the other provisions of the Indenture, with respect to this covenant, an MAI appraiser, accounting firm or valuation firm with experience in such valuation and not affiliated with the Company shall be required if the fair market value of such Restricted Payment or Restricted Payments for any series of transactions exceeds $20.0 million. At least quarterly, the Company shall deliver to the Trustee an Officers’ Certificate stating that all Restricted Payments during such quarter were permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

If a Guarantee constituted a Restricted Investment at the time made, then the payment under such Guarantee will not constitute an additional Restricted Investment.

The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. In the event of any such designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default or an Event of Default.

Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant). The board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (b) no Default or Event of Default would be in existence following such designation.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness or issue preferred stock if the Consolidated Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, or the ratio of the Consolidated Indebtedness less Unrestricted Cash to Consolidated Tangible Net Worth of the Company is less than 3 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and the Guarantors of Indebtedness or Disqualified Stock under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $1.0 billion or (b) the amount of the Borrowing Base as of the date of such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder);

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any PIK Notes or the accretion of any interest) and the related Subsidiary Guarantees to be issued on the date of the Indenture;

(4)

the incurrence by the Company or a Restricted Subsidiary of Indebtedness or Disqualified Stock (i) in connection with the acquisition of assets or a new Subsidiary or (ii) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that, in the case of clause (i), such Indebtedness or Disqualified Stock was incurred by the prior owner of such assets or the Company or such Restricted Subsidiary prior to such acquisition by the Company or a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition by the Company or a Restricted Subsidiary and, in the case of clause (ii), any such Indebtedness incurred may not exceed the cost of such property or equipment; and provided that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (4) and including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4) does not exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets;

(5)	the incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (2), (3), (4), (9), (15), (16), (17), (18) or (19) of this paragraph;

(6)	the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(A)	if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

(B)	(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(8)	the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $50.0 million (it being understood that any Indebtedness incurred under this clause (9) shall cease to be deemed incurred or outstanding for purposes of this clause (9) but shall be deemed to be incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (9));

(10)	Non-Recourse Financing incurred by the Company or any Restricted Subsidiary for the acquisition, development and/or improvement of real property or any infrastructure related thereto;

(11)	the incurrence by the Company or any Restricted Subsidiary of direct obligations to repay or guarantee shortfalls in payments of bond financing issued by community development districts and local government districts to construct infrastructure improvements (“CDD Obligations”), provided that the aggregate amount of all CDD Obligations of the Company and its Restricted Subsidiaries that is due and payable at any one time does not exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets;

(12)	the incurrence by the Company and the Restricted Subsidiaries of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers’ compensation claims or self insurance), Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, escrow agreements, bankers’ acceptances and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(13)	shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an issuance of shares of preferred stock;

(14)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause);

(15)	Indebtedness incurred by the Company or any Restricted Subsidiary pursuant to any Construction Loan, provided that (A) at the time the Construction Loan is entered into or amended to include a new project or projects, as the case may be, the Construction Loan is not in excess of 85% of the estimated total cost of the projects under such Construction Loan taken as a whole, including land at fair market value, interest and soft costs (net of unrestricted deposits) and (B)(1) at the time any Construction Loan is entered into that relates to a single project, there are Valid Purchase Contracts Proceeds in excess of 65% of the maximum Construction Loan amount taken as a whole or (2) at the time any Construction Loan is entered into that relates to more than one project or if an existing Construction Loan is amended to include a new project or projects, there are Valid Purchase Contracts Proceeds in excess of 70% of the maximum Construction Loan amount taken as a whole; provided, that in the event a Default or Event of Default has occurred and is continuing or would be caused thereby, this clause (15) shall be unavailable to enter into a new Construction Loan or amend an existing Construction Loan to include a new project or projects;

(16)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries pursuant to Construction Loans existing as of the Issue Date up to the limits of such Construction Loan existing on the Issue Date;

(17)	the incurrence by the Company and its Restricted Subsidiaries of the Second Lien Notes (and any interest paid-in kind through the accretion of such interest or the issuance of additional Second Lien Notes);

(18)	the incurrence by the Company and the Restricted Subsidiaries of Indebtedness secured by third-priority Liens, which may be in the form of Additional Notes, in an amount up to $200.0 million to be exchanged for certain of the Company’s Existing Notes (and any interest paid-in kind through the accretion of such interest or the issuance of additional notes); and

(19)	the incurrence by the Company and the Restricted Subsidiaries of unsecured Indebtedness to be exchanged for certain of the Company’s Existing Notes (and any interest paid-in kind through the accretion of such interest or the issuance of additional notes).

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (and later reclassify) in whole or in part such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount or the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Incurred.

Indebtedness outstanding and not repaid under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) of the second paragraph of this covenant.

The Indenture will not restrict any Unrestricted Subsidiary from incurring Indebtedness, nor will Indebtedness of any Unrestricted Subsidiary be included in the Consolidated Coverage Ratio or the ratio of Consolidated Indebtedness less Unrestricted Cash to Consolidated Tangible Net Worth or any other ratio hereunder, as long as the Unrestricted Subsidiary incurring such Indebtedness remains an Unrestricted Subsidiary. However, neither the Company nor any Restricted Subsidiary may guarantee Indebtedness of an Unrestricted Subsidiary unless it complies with the terms of this covenant and the “Restricted Payments” covenant. As of the date hereof, all of the Company’s operating subsidiaries would be Restricted Subsidiaries under the Indenture.

Currently, the Company and its Restricted Subsidiaries can incur significant additional borrowings notwithstanding the limitations set forth above.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)	any agreement, including with respect to the Existing Indebtedness, as in effect on the date of the Indenture (and all amendments thereto, so long as such amendments are not disadvantageous to the holders of the Notes in any material respect);

(b)	the Senior Credit Facilities and its related documentation as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of the Indenture;

(c)	the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement;

(d)	the Second Lien Notes and related documentation as in effect as of the date of the Indenture, and any amendments, modifications, supplements or refinancings thereof; provided that such amendments, modifications, supplements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Second Lien Notes as in effect on the date of the Indenture;

(e)	any agreement for the issuance of Indebtedness secured by third-priority Liens and its related documentation as in effect as of the date of the Indenture, and any amendments, modifications, supplements or refinancings thereof; provided that such amendments, modifications, supplements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement for the issuance of Indebtedness secured by third-priority Liens as in effect on the date of the Indenture;

(f)	applicable law, statute, rule, regulation or governmental order;

(g)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such instruments at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(h)	customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business and consistent with past practices;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) above;

(j)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(k)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(l)	Liens securing Indebtedness that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(m)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(n)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(o)	any agreement entered into in connection with the incurrence of Indebtedness permitted under the Indenture, provided that such agreement, taken as a whole, is not more restrictive with respect to dividend and other payment restrictions than those existing as of the date of the Indenture.

Merger, Consolidation, or Sale of Assets

Except as described above, neither the Company nor any Guarantor may directly or indirectly, consolidate or merge with or into (whether or not the Company or such Guarantor is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(1)	the Company or such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale,

assignment, transfer, conveyance or other disposition shall have been made is a corporation or other legal entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor under the Notes and the Indenture pursuant to a supplemental indenture, the Collateral Documents and the Intercreditor Agreement and the successor Person shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such successor Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	except in the case of a merger of the Company or a Guarantor with or into a Wholly Owned Restricted Subsidiary of the Company or a Guarantor, or the merger or consolidation of a Restricted Subsidiary with or into the Company or a transfer of all or substantially all of the assets of a Restricted Subsidiary to the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Guarantors.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $250,000 (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that taken as a whole are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a person who is not an Affiliate; and

(2)	the Company delivers to the Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the board of directors set forth in an Officers’ Certificate to the effect that such Affiliate Transaction complies with this covenant and has been approved by a majority of the Independent Members of the board of directors or if there are no Independent Members, then such Affiliate Transaction has received unanimous approval of the board of directors and an opinion as to the fairness to the Holders of such Affiliate

Transaction from a financial point of view issued by an accounting or investment banking firm of national standing or an appraisal from a MAI appraiser, if appropriate; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting or investment banking firm of national standing or an appraisal from a MAI appraiser, if appropriate.

The following items shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of the prior paragraph:

(1)	any employment, consulting or other compensation agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that any consulting or other compensation agreement entered into with a current or former senior officer or director of the Company or any of its Restricted Subsidiaries providing for the payment of fees in excess of $500,000 annually per person must be approved by a majority of the disinterested members of the board of directors or the Compensation Committee thereof or if there are no such disinterested members by unanimous approval of the board of directors or such committee;

(2)	transactions between or among the Company and/ or its Restricted Subsidiaries;

(3)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(4)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;”

(5)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or Consultants of the Company or any Subsidiary;

(6)	to the extent permitted by applicable law, loans in the ordinary course of business to officers, directors, employees or Consultants which are approved by a majority of the Independent Members of the board of directors of the Company in good faith or, if there are no Independent Members, by a unanimous vote of the board of directors;

(7)	any agreement as in effect as of the Issue Date or any amendment or modification thereto (so long as any such amendment or modification is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(8)	agreements between the Company or any Restricted Subsidiary and officers and directors of the Company with respect to home purchases pursuant to a home purchase program available to officers and directors of the Company; and

(9)	the issuance of the Second Lien Notes to the Principals or to any Affiliates of directors (and any interest paid-in kind whether through the accretion of the Second Lien Notes or the issuance of additional Second Lien Notes and compliance with any related documentation as amended, modified, supplemented or refinanced).

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary. Each Restricted Subsidiary that becomes a Guarantor after the Issue Date will also become a party to the Collateral Documents and the Intercreditor Agreement and will take such actions as are necessary or advisable to grant to the Collateral Agent for the benefit of the Trustee, the Collateral Agent and the holders of the Notes a perfected and at least third-priority security interest in any Collateral held by the Restricted Subsidiary, subject to Permitted Liens.

Notwithstanding the preceding paragraph, any Subsidiary Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Brief Description of the Notes and the Guarantees—The Subsidiary Guarantees.” The form of the Subsidiary Guarantee will be attached as an exhibit to the Indenture. Upon the release of any Guarantor from its Guarantee, the Liens granted by such Guarantor under the Collateral Documents will also be released and the Trustee and Collateral Agent will execute such documents confirming such release as the Company or such Guarantor may request.

Payments for Consent

Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company and its Subsidiaries were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company and its Subsidiaries were required to file such reports.

In addition, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request if not then publicly available. For purposes of this covenant, the Company will be deemed to have furnished the reports to the Holders of the Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal of or premium, if any, on the Notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Change of Control” or “—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) (other than Indebtedness owed to the Company or any of its Restricted Subsidiaries or Non-Recourse Financing to the extent such default is not due to the default by the Company under any other Indebtedness) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(c)	is caused by a failure to pay such Indebtedness at its stated maturity and such Indebtedness together with other Indebtedness in default for failure to pay principal at stated maturity (or the maturity of which as then accelerated) exceeds $25.0 million in the aggregate (a “Payment Default”); or

(d)	results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (except to the extent the judgment or judgments are in respect of Non-Recourse Financing), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8)	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; and

(9)	the Liens created by the Collateral Documents or the Intercreditor Agreement shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the Indenture, the Intercreditor Agreement or the Collateral Documents) other than in accordance with the terms of the relevant Collateral Document, the Intercreditor Agreement and the Indenture and other than the satisfaction in full of all obligations under the Indenture or the release or amendment of any such Lien in accordance with the terms of the Indenture, the Intercreditor Agreement or the Collateral Documents, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, the Intercreditor Agreement and the relevant Collateral Document, any of the Collateral Documents or the Intercreditor Agreement shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by the Company or any Guarantor.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest), if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Promptly following becoming aware of any Default or Event of Default, the Company is also required to deliver to the Trustee a statement specifying such Default or Event of Default.

Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the first-priority Liens securing the Credit Agreement Obligations, the agents under the Senior Credit Facilities will determine the time and method by which the security interests in the Collateral will be enforced. Pursuant to the terms of the Intercreditor Agreement, after the discharge of the first-priority Liens securing the Credit Agreement Obligations and prior to the discharge of the second-priority Liens securing the Second Lien Notes, the collateral agent under the Second Lien Notes will determine the time and method by which the security interests in the Collateral will be enforced. In addition, the Trustee will not be permitted to enforce the security interests and certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Notes or any Guarantee, and except in certain other limited situations. After the discharge of the first-priority Liens securing the Credit Agreement Obligations and the second-priority Liens securing the Second Lien Notes, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes and any Pari Passu Secured Indebtedness, voting as one class, in accordance with the provisions of the Indenture and the Collateral Documents, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders of the Notes and the Pari Passu Secured Indebtedness.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Collateral Documents, the Intercreditor Agreement or, the Subsidiary Guarantees or any Guarantor for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement, and cause the release of all Liens on the Collateral granted under the Collateral Documents and all obligations of the Guarantors discharged with respect to the Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the Lien on the Collateral granted under the Collateral Documents and the Intercreditor Agreement to be released and to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), the Collateral Documents and the Intercreditor Agreement and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either (A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (B) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	make any change in the foregoing amendment and waiver provisions;

(9)	release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(10)	effect a release of all or substantially all of the Collateral from the Lien under the Intercreditor Agreement other than in accordance with the Indenture, the Collateral Documents or the Intercreditor Agreement.

In addition, any amendment to the provisions of the Indenture which relate to the covenants described above under the caption “—Repurchase at the Option of Holders” will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to evidence and provide for the acceptance of appointment under the Indenture by a successor or replacement Trustee or under the Collateral Documents or Intercreditor Agreement of a successor or replacement Collateral Agent; to expand the collateral securing the Notes; to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets; to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes in accordance with the terms of the Indenture, Collateral Documents or the Intercreditor Agreement; to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture or to allow a Guarantor to execute a supplemental indenture and/or a Guarantee with respect to such Notes; or to conform any provision of the Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreement to this “Description of Notes” to the extent that this “Description of Notes was intended to be a verbatim recitation of a provision in the Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreement.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by”

and “under common control with” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” shall not include, with respect to the Company or any Restricted Subsidiary, any Restricted Subsidiary.

“Amenities” means the golf courses, marinas, clubhouses and swimming, restaurants, tennis and other recreational facilities owned and operated by the Company or any Restricted Subsidiary and all activities reasonably related thereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Borrowing Base” means, at any time of determination, the sum of the following, without duplication:

(1)	100% of all cash and Cash Equivalents held by the Company or any Restricted Subsidiary, including cash or Cash Equivalents held by a title insurance company in trust for the benefit of the Company or any Restricted Subsidiary;

(2)	75% of the book value of Developed Land for which no construction has occurred;

(3)	95% of the cost of the land and construction costs (as reasonably allocated by the Company) for all Units for which there is an executed purchase contract with a buyer not Affiliated with the Company, less any deposits, down payments or earnest money;

(4)	80% of the cost of the land and construction costs (as reasonably allocated by the Company) for all Units for which construction has begun and for which there is not an executed purchase agreement with a buyer not Affiliated with the Company;

(5)	75% of Receivables;

(6)	75% of the cost of Amenities less the portion of such costs allocated on a pro rata basis to sold memberships or marina slips;

(7)	50% of the costs of Developable Land (other than Developed Land) on which improvements have not commenced, less CDD Obligations and mortgage Indebtedness (other than under a Credit Facility) applicable to such land, up to the greater of $75.0 million or 30% of Consolidated Tangible Net Worth; and

(8)	65% of all Restricted Investments up to the greater of $75.0 million or 2.5% of Total Assets.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(1)	in the case of a corporation, corporate stock,

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1)	United States dollars,

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition,

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and rated A-1 or better by Standard & Poor’s Rating Services or P-1 or better by Moody’s or the equivalent of such rating by a successor rating agency,

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition, and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CDD Obligations” has the meaning set forth in clause 11 of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock,” to the extent that such obligation is reflected as an obligation of the consolidated balance sheet of the Company and its subsidiaries in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision) other than a Principal or a Related Party of a Principal; provided that a transaction where the Principals and/or Related Parties of a Principal own directly or indirectly 50% or more of all classes of Capital Stock of such Person or group immediately after such transaction shall not be a Change of Control;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or

(4)	the first day on which a majority of the members of the board of directors, of the Company are not Continuing Directors.

“Collateral” means all property and tangible and intangible assets, whether now owned or hereafter acquired, in which Liens are, from time to time, granted to secure the Notes and the Guarantees pursuant to the Collateral Documents.

“Collateral Agent” means the Trustee acting as the collateral agent for the holders of the Notes and any holders of Pari Passu Secured Indebtedness (including any agent therefor) under the Collateral Documents and any successor acting in such capacity.

“Collateral Documents” means the Mortgages, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee and the holders of the Pari Passu Secured Indebtedness or notice of such pledge, assignment or grant is given.

“Consolidated Coverage Ratio” means with respect to any Person for any period, the ratio of the EBITDA of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Incurred of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Coverage Ratio,

(1)	acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and EBITDA for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and

(2)	the EBITDA attributable to Discontinued Operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and

(3)	the Consolidated Interest Incurred attributable to Discontinued Operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Incurred will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

“Consolidated Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, calculated in accordance with GAAP, including, without duplication, the amount of all Guarantees, letters of credit or other items of Indebtedness that are reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries, including Land Bank Obligations reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries excluding, however, any amounts attributable to surety and performance bonds.

“Consolidated Interest Incurred” means, with respect to any Person for any period, without duplication,

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs paid on or prior to the Issue Date), plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries, that was capitalized during such period, plus

(3)	any Consolidated Interest Incurred on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (subject, however, to the amount of the guarantee or the value of the assets constituting the Lien) (whether or not such Guarantee or Lien is called upon), plus

(4)	any Consolidated Interest Incurred with Investments in Discontinued Operations for such period; plus

(5)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(6)	to the extent included above, the amortization of previously capitalized interest, minus

(7)	to the extent included above, the amortization of debt issuance costs paid on or prior to the Issue Date.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication,

(8)	the Net Income or net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions are received in cash to the referent Person or a Restricted Subsidiary during the referent period or receivable (without legal or contractual restrictions) or to the extent such loss has been funded with cash or other assets from the Company or a Restricted Subsidiary during the referent period,

(9)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payments of dividends or similar distributions has been waived (and when and to the extent such dividend or other distribution is permitted, such income not previously recognized shall then be recognized, in the period when such dividend or other distribution was permitted and to the extent of such permission for purposes of calculation of Net Income under the covenant “Restricted Payments” but Net Income from prior periods will not be included for any other purpose),

(10)	the Net Income or net loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

(11)	the cumulative effect of a change in accounting principles shall be excluded, and

(12)	the Net Income and net loss of any Unrestricted Subsidiary shall be excluded, unless such Net Income shall be distributed to the Company or one of its Restricted Subsidiaries in which case such Net Income shall be included.

“Consolidated Net Income After Grossed-up Preferred Stock Dividends” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication,

(1)

the Net Income or net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions are received in cash to the referent Person or a Restricted Subsidiary during the referent period (regardless of whether such cash represented Net Income in such period or a prior period) or to the extent such loss has been funded with cash or other assets from the Company or a Restricted Subsidiary during the referent period,

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payments of dividends or similar distributions has been waived (and when and to the extent such dividend or other distribution is permitted, such income not previously recognized shall then be recognized, in the period when such dividend or other distribution was permitted and to the extent of such permission for purposes of calculation of Net Income under the covenant “Restricted Payments” but Net Income from prior periods will not be included for any other purpose),

(3)	the Net Income or net loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

(4)	the cumulative effect of a change in accounting principles shall be excluded,

(5)	the Net Income and net loss of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, and

(6)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP shall be deducted.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum

(1)	of the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less

(3)	all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, except to the extent the write-up is a reversal of a write-down or a previously recorded reserve, less

(4)	all investments as of such date in Unrestricted Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments, to the extent included in calculating the consolidated equity in clause (1)), less

(5)	Intangible Assets reflected on the consolidated balance sheet of such Person or a consolidated Restricted Subsidiary of such Person, all of the foregoing determined in accordance with GAAP.

“Construction Loan” means, a loan made for the purpose of financing the construction and development of multifamily residential condominium projects or commercial real estate projects.

“Consultant” means a natural person who is a consultant hired by the Company or a Restricted Subsidiary to perform services.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of the Indenture, or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Credit Agreement Obligations” means Indebtedness outstanding under the Senior Credit Facilities that are secured by a Lien, Hedging Obligations in connection therewith and all other obligations (not constituting Indebtedness) of the Company or any Guarantor under the Senior Credit Facilities.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders and whether provided under the original Credit Facility or any other credit or other agreement or indenture). Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Developable Land” all land of the Company and its Restricted Subsidiaries (a) on which Units may be constructed or which may be utilized for commercial, retail or industrial uses, in each case, under applicable laws and regulations and (b) the intended use by the Company for which is permissible under the applicable regional plan, development agreement or applicable zoning ordinance.

“Developed Land” means all Developable Land of the Company and its Restricted Subsidiaries which is undergoing active development or is ready for vertical construction.

“Discontinued Operations” means with respect to the Company those operations of the Company and its Subsidiaries which were classified as “discontinued operations” of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP as of the date of determination.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

(1)	provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(2)	consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, whether expensed directly or included as a component of cost of goods sold or allocated to Joint Ventures (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period occurring after the date of the Indenture) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offerings” means any public or private sale of common stock or preferred stock (excluding Disqualified Stock).

“Event of Default” has the meaning set forth in “Events of Default.”

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its equity capital other than contributions from the issuance of Disqualified Stock or (b) the sale (other than to a Restricted Subsidiary or to any Company, Restricted Subsidiary or parent company management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of the “Restricted Payments” covenant.

“Excluded Property” means (a) any pledges of stock of a Guarantor to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the Commission of separate financial statements of such Guarantor that are not otherwise required to be filed, but only to the extent necessary to not be subject to such requirement, (b) assets, with respect to which any applicable law or contract prohibits the creation or perfection of security interests therein, and (c) any other assets excluded from the Collateral securing the First-Priority Lien Obligations and Second Priority Lien Obligations, if any.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the Indenture.

“Existing Notes” means the Company’s outstanding $200.0 million principal amount of 9 1/8% Senior Subordinated Notes due 2012, outstanding $125.0 million principal amount of 4% Contingent Convertible Senior Subordinated Notes due 2023, outstanding $125.0 million principal amount of 7 7/8% Senior Subordinated Notes due 2013 and outstanding $200.0 million principal amount of 6 5/8% Senior Subordinated Notes due 2015.

“Fair Market Value” means, with respect to any property or assets, the fair market value thereof, as established by a responsible officer of the Company, and, with respect to any property or asset the fair market value of which exceeds $5.0 million, by an independent third party appraiser, accounting firm or valuation firm with expertise in such valuation that is not affiliated with the Company or any Subsidiary of the Company.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on April 24, 2002.

“Government Securities” means direct obligation of, or obligations guaranteed by, the United States of America, and the payment of which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantors” means (1) each of the Company’s Restricted Subsidiaries as of the Issue Date that guarantees other Indebtedness of the Company and (2) any other Restricted Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person, subject, however, to the Fair Market Value of the assets securing such Indebtedness (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided, Indebtedness shall not include Indebtedness that constitutes an accrued expense, trade payables, customer deposits or deferred income taxes. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include (1) Indebtedness which has been defeased or discharged, (2) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of its incurrence or (3) CDD Obligations, other than that portion of any CDD Obligations that is due and payable at the time of determination.

“Independent Member” means, with respect to any board of directors of a company, a member who is not an officer or employee of such company and is otherwise “independent” as defined by the New York Stock Exchange’s listing requirements and, in connection with any transaction, a member of such board of directors who is disinterested with respect to such transaction.

“Intangible Assets” means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the date of the Indenture or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP. For purposes of this definition, deferred tax assets shall not be deemed to be Intangible Assets.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the administrative agent pursuant to the Term Loan Agreement, the administrative agent pursuant to the Revolving Credit Agreement, the holders of the Second Lien Notes (or any agent or representative on their behalf), the holders of any Pari Passu Secured Debt from time to time (or any agent or representative on their behalf), the Trustee, the Collateral Agent, the Company and the Guarantors.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel loans and advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under the caption “—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the third paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Notwithstanding the foregoing, the following are not Investments: (i) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture; (ii) endorsements of negotiable instruments and documents in the ordinary course of business; and (iii) an acquisition of assets, Capital Stock or other securities by the Company for consideration consisting exclusively of Equity Interests of the Company (other than Disqualified Stock) and which Equity Interests are excluded from the calculation set forth in Paragraph (c) of the first paragraph of the “Restricted Payments” covenant.

“Issue Date” means August 5, 2008.

“Joint Venture” means a corporation, partnership or other entity engaged in one or more of the Permitted Businesses in which the Company or its Restricted Subsidiaries does not have control but owns, directly or indirectly, at least 10% of the Equity Interests.

“Land Bank Obligations” means all obligations of the Company and its Restricted Subsidiaries reflected on its balance sheet as a liability in accordance with GAAP with respect to land sold to a third party and as to which the Company or any Restricted Subsidiary has an option to repurchase.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction provided that in no event shall any operating lease be deemed a Lien).

“Mortgages” means the mortgages, mortgage amendments, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, without duplication,

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any Restricted Investment by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Non-Recourse Financing” means Indebtedness incurred in connection with the purchase, development or construction of personal or real property useful in the Permitted Business as to which the lender upon default (1) may seek recourse or payment against the Company or any Restricted Subsidiary only through the return or sale of the property so purchased and (2) may not otherwise assert a valid claim for payment on such Indebtedness against the Company or any Restricted Subsidiary or any other property of the Company or any Restricted Subsidiary.

“Notes” means the $125.0 million in aggregate principal amount of 16% Senior Secured Notes due August 5, 2013 offered in the exchange offering, together with any Additional Notes, if any, permitted to be issued in accordance with the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Pari Passu Secured Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the relevant Guarantee and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and that is designated in writing as such by the Company to the Trustee and the holders of which enter into an appropriate agency agreement with the Collateral Agent, including up to $200.0 million of Additional Notes issued in exchange for Existing Notes.

“Permitted Business” means the business of the Company and its Subsidiaries engaged in as of the date of the Indenture, including but not limited to, planning, designing, engineering, development, construction, marketing, sale, financing, management and operation of real estate including business and commercial projects, office buildings, residential subdivisions, condominiums and cooperatives (including low-, mid- and high-rise condominiums), villa developments and single family residences, timeshares, related amenity operations, which include golf clubs, marinas, tennis facilities, restaurants, including leisure, hospitality (hotels) and health care services, and any and all other businesses reasonably related thereto including, but not limited to, pest control and security services. In addition, Permitted Businesses shall include the operation of an amenities business and other real estate services businesses, including but not limited to, title insurance, property management, mortgage banking, insurance brokerage, E-commerce related businesses and real estate brokerage.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	cash and any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(5)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(6)	Investments in existence on the Issue Date;

(7)	Investments made in a simultaneous exchange for a prior Permitted Investment;

(8)	the fair market value of any investment in securities or other assets not constituting cash or Cash Equivalents received in connection with the sale of assets (a) where the securities are secured by a first priority lien on the assets sold or (b) where at least 25% of the consideration for such sale consists of cash or Cash Equivalents and provided that no more than an aggregate amount of $10.0 million of such securities may be outstanding at any one time under this clause 8(b); and

(9)	other Investments in an aggregate amount not to exceed 2.5% of Total Assets at any one time outstanding under this clause (9).

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations under the Senior Credit Facilities and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Facilities permitted to be incurred under the Indenture under the provisions described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens securing any refinancing of such Indebtedness in respect thereof (the aforementioned Liens referred to as “First Priority Lien Obligations”); provided, that any such Liens of the Company and the Guarantors secure the Notes and the Guarantees on at least a third-priority basis (other than with respect to Excluded Property);

(2)	pledges or deposits by such Person under workers’ compensation laws, employee benefit plans, old age pensions, or other Social Security benefits, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; provided, that the Person complies with the applicable provisions of the Collateral Documents relating to such Liens;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, mortgage financings, purchase money obligations or other payments incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide Collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)	Liens securing the Notes and Subsidiary Guarantees;

(18)	Liens securing Permitted Refinancing Indebtedness incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) or (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens securing Non-Recourse Financing of the Company or any Restricted Subsidiary; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Financing within 90 days after the incurrence of such Non-Recourse Financing;

(21)	Liens in favor of the Company or any Restricted Subsidiary;

(22)	Liens securing Indebtedness and other obligations under the Second Lien Notes and other obligations of the Company under the Second Liens Notes and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Second Lien Notes permitted to be incurred under the Indenture under the provisions described in clause (17) under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any Liens securing any refinancing of such Indebtedness in respect thereof, provided that any such Liens of the Company and the Guarantors secure the Notes and the Guarantees on at least a third-priority basis (other than with respect to the Excluded Property);

(23)	Liens securing Indebtedness and other obligations under the Indebtedness secured by third-priority Liens, which may be in the form of Additional Notes, to be exchanged for certain of the Company’s Existing Notes and other obligations of the Company under the Indebtedness and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Indebtedness permitted to be incurred under the Indenture under the provisions described in clause (18) under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any Liens securing any refinancing of such Indebtedness in respect thereof, provided that any such Liens of the Company and the Guarantors secure the Notes and the Guarantees on at least a third-priority basis;

(24)	Liens with respect to CDD Obligations;

(25)	Liens encumbering customary initial deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case, incurred in the ordinary course of business; and

(26)	Liens which arise under Article 4 of the Uniform Commercial Code on items in collection and documents and proceeds related thereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); unless such excess would be permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the indebtedness being extended, refinanced, renewed, replaced, deferred or refunded, and is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Principals” means Carl Icahn or any of his affiliates.

“Receivables” means an amount owed with respect to completed sales of housing units, lots, parcels and amenities services sold to an unaffiliated purchaser.

“Refinancing Transactions” means the consummation of the amendment and restatement of the Senior Credit Facilities and the issuance of the Second Lien Notes.

“Related Party” with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the Senior Revolving Credit Agreement, dated as of June 13, 2006, as amended, by and among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (and whether or not with the original lenders and whether under the Revolving Credit Agreement or any other credit or other agreement or indenture).

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Notes” means the $350.0 million aggregate principal amount of Senior Secured Notes due 2012 that will be secured by a second-priority Lien.

“Senior Credit Facilities” means the Senior Term Loan Agreement, dated as of December 23, 2005, as amended, by and among the Company, KeyBank National Association, as administrative agent and the other lenders party thereto and the Senior Revolving Credit Agreement, dated as of June 13, 2006, as amended, by and among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (and whether or not with the original lenders and whether under the Senior Credit Facilities or any other credit or other agreement or indenture).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof except that the standard of significance will be 20% instead of 10%.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness which is expressly subordinated in right of payment to the Notes, pursuant to a written agreement, without giving effect to collateral arrangements, including our Existing Notes.

“Subsidiary” means, with respect to any Person,

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof, except in each case with respect to joint ventures when such Person or Subsidiary of such Person does not exercise control of the joint venture).

Notwithstanding the foregoing, the term “Subsidiary” shall not include any entity referred to in (1) or (2) above to the extent the Company does not consolidate its interest in any such entity in its consolidated financial statements prepared in accordance with GAAP. Notwithstanding the immediately preceding sentence, not-for-profit golf clubs and common interest realty associations that do not guarantee our Credit Facilities are not Subsidiaries.

“Term Loan Agreement” means the Senior Term Loan Agreement, dated as of December 23, 2005, as amended, by and among the Company, KeyBank National Association, as administrative agent and the other lenders party thereto including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (and whether or not with the original lenders and whether under the Term Loan Agreement or any other credit or other agreement or indenture).

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.

“Unit” means a residence, whether single or part of a multifamily building, whether completed or under construction, held by the Company or any Restricted Subsidiary for sale or rental in the ordinary course of business; provided that the number of Units that are rental Units at the time of determination shall not exceed 25% of the total Units sold or rented by the Company and its Restricted Subsidiaries during the immediately preceding twelve month period.

“Unrestricted Cash” means all cash of the Company and its Restricted Subsidiaries which is not allocated for an expenditure or distribution or held as a deposit for a housing purchase contract or otherwise characterized as a deposit.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than debt that is non-recourse to the Company or any Restricted Subsidiary except to the extent that any credit support or guarantee by the Company or any Restricted Subsidiary may be incurred as Indebtedness;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; unless the maximum amount of such obligation is treated as a Restricted Investment and such Restricted Investment may be made at the time of the giving of such obligation.

“Valid Purchase Contract Proceeds” means valid purchase contracts for condominium units which produce proceeds from sales (net of selling expenses and contract deposits used for construction costs).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

9 1/8% Senior Subordinated Notes due 2012

In April 2002, we issued $200.0 million of 9 1/8% senior subordinated notes (the “9 1/8% Notes”). The 9 1/8% Notes mature May 1, 2012 and interest is payable semi-annually in arrears commencing on November 1, 2002. The 9 1/8% Notes were issued pursuant to an indenture, dated April 24, 2002, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as trustee. Our subsidiaries guarantee the existing senior subordinated notes on an unsecured senior subordinated basis and, therefore, the 9 1/8% Notes are subordinated to all existing and future senior debt.

Under the indenture, the 9 1/8% Notes are redeemable at our option in whole or in part at a redemption price of 103.042% of the principal amount of notes then-outstanding plus accrued and unpaid interest beginning on May 1, 2008. The redemption price then decreases to 101.521% of the then-outstanding principal balance plus accrued and unpaid interest at May 1, 2009. The redemption price decreases to 100.000% of the then-outstanding principal balance plus accrued and unpaid interest at May 1, 2010 and thereafter.

Upon a change of control, we are required to make an offer to repurchase all of the existing 9 1/8% Notes at a price in cash equal to 101% of their aggregate principal amount plus accrued and unpaid interest. If our consolidated tangible net worth falls below $125.0 million for any two consecutive fiscal quarters, we have agreed to make an offer to repurchase 10% of the notes then outstanding.

The indenture governing these 9 1/8% Notes contains limitations on our ability to, among other things, incur additional indebtedness, pay dividends on, redeem or repurchase our capital stock, make certain investments, enter into certain transactions without affiliates, create certain lines or consolidate, merge or transfer all or substantially all our assets and the assets of our subsidiaries on a consolidated basis. The indenture also provides for events of default that include, among others, default for 30 days in the payment when due of interest on the Notes; default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; failure for 30 days after notice to comply with certain of our agreements in the indenture or the notes; default under certain other agreements relating to indebtedness of the Company which default results in the acceleration of such indebtedness prior to its express maturity; certain final judgments for the payment of money in excess of $10.0 million in the aggregate that remain undischarged for a period of 60 days; and certain events of bankruptcy or insolvency with respect to the Company or any its significant subsidiaries.

If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding 9 1/8% Notes may declare all the 9 1/8% Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, all outstanding 9 1/8% Notes will become due and payable without further action or notice.

7 7/8% Senior Subordinated Notes due 2013

In September 2003, we issued $125.0 million of 7 7/8% senior subordinated notes (the “7 7/8% Notes”). The 7 7/8% Notes mature October 1, 2013 and interest is payable semi-annually in arrears commencing on April 1, 2004. The 7 7/8% Notes were issued pursuant to an indenture, dated September 29, 2003, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as trustee. Our subsidiaries guarantee the existing senior subordinated notes on an unsecured senior subordinated basis and, therefore, the 7 7/8% Notes are subordinated to all existing and future senior debt.

Under the indenture, the 7 7/8% Notes are redeemable on or after October 1, 2008 at a redemption price of 103.938% of the principal amount then-outstanding plus accrued and unpaid interest. The redemption price then decreases to 102.625% of the then-outstanding principal balance plus accrued and unpaid interest at October 1, 2009, and then to 101.313% of the then-outstanding principal balance plus accrued and unpaid interest at October 1, 2010. The redemption price decreases to 100.000% of the then-outstanding principal balance plus accrued and unpaid interest at October 1, 2011 and thereafter.

Upon a change of control, we are required to make an offer to repurchase all of the existing 7 7/8% Notes at a price in cash equal to 101% of their aggregate principal amount plus accrued and unpaid interest. If our consolidated tangible net worth falls below $125.0 million for any two consecutive fiscal quarters, we have agreed to make an offer to repurchase 10% of the notes then outstanding.

The indenture governing these 7 7/8% Notes contains limitations on our ability to, among other things, incur additional indebtedness, pay dividends on, redeem or repurchase our capital stock, make certain investments, enter into certain transactions without affiliates, create certain lines or consolidate, merge or transfer all or substantially all our assets and the assets of our subsidiaries on a consolidated basis. The indenture also provides for events of default that include, among others, default for 30 days in the payment when due of interest on the Notes; default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; failure for 30 days after notice to comply with certain of our agreements in the indenture or the notes; default under certain other agreements relating to indebtedness of the Company which default results in the acceleration of such indebtedness prior to its express maturity; certain final judgments for the payment of money in excess of $10.0 million in the aggregate that remain undischarged for a period of 60 days; and certain events of bankruptcy or insolvency with respect to the Company or any its significant subsidiaries.

If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding 7 7/8% Notes may declare all the 7 7/8% Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, all outstanding 7 7/8% Notes will become due and payable without further action or notice.

6 5/8% Senior Subordinated Notes due 2013

In March 2005, we issued $200.0 million of 6 5/8% senior subordinated notes (the “6 5/8% Notes”). The 6 5/8% Notes mature March 15, 2015 and interest is payable semi-annually in arrears commencing on September 15, 2005. The 6 5/8% Notes were issued pursuant to an indenture, dated March 10, 2005, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as trustee. Our subsidiaries guarantee the existing senior subordinated notes on an unsecured senior subordinated basis and, therefore, the 6 5/8% Notes are subordinated to all existing and future senior debt.

Except as provided below, under the indenture, the 6 5/8% Notes will not be redeemable at our option prior to March 15, 2010. On or after March 15, 2010, we may redeem all or a part of the 6 5/8% Notes at a redemption price of 103.313% of the principal amount then-outstanding plus accrued and unpaid interest. The redemption price then decreases to 102.208% of the then-outstanding principal balance plus accrued and unpaid interest at March 15, 2011, and then to 101.104% of the then-outstanding principal balance plus accrued and unpaid interest at March 15, 2012. The redemption price decreases to 100.000% of the then-outstanding principal balance plus accrued and unpaid interest at March 15, 2013 and thereafter.

We may redeem the 6 5/8 % Notes, in whole or in part, at any time prior to March 15, 2010, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date of redemption, if any, plus a “Make-Whole Amount.” Upon a change of control, we are required to make an offer to repurchase all of the existing 6 5/8% Notes at a price in cash equal to 101% of their aggregate principal amount plus accrued and unpaid interest. If our consolidated tangible net worth falls below $125.0 million for any two consecutive fiscal quarters, we have agreed to make an offer to repurchase 10% of the notes then outstanding.

The indenture governing these 6 5/8% Notes contains limitations on our ability to, among other things, incur additional indebtedness, pay dividends on, redeem or repurchase our capital stock, make certain investments, enter into certain transactions without affiliates, create certain lines or consolidate, merge or transfer all or substantially all our assets and the assets of our subsidiaries on a consolidated basis. The indenture also provides for events of default that include, among others, default for 30 days in the payment when due of interest on the Notes; default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; failure for 30 days after notice to comply with certain of our agreements in the indenture or the notes; default under certain other agreements relating to indebtedness of the Company which default results in the acceleration of such indebtedness prior to its express maturity; certain final judgments for the payment of money in excess of $25.0 million in the aggregate that remain undischarged for a period of 60 days; and certain events of bankruptcy or insolvency with respect to the Company or any its significant subsidiaries.

If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding 6 5/8% Notes may declare all the 6 5/8% Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, all outstanding 6 5/8% Notes will become due and payable without further action or notice.

Junior Subordinated Notes

On February 3, 2006, we issued and sold an aggregate of $65 million in principal amount of unsecured junior subordinated notes due April 2036 in a private placement in reliance on exemptions under the Securities Act of 1933, as amended. The junior subordinated notes were issued under, and are governed by, a Junior Subordinated Indenture, dated as of February 3, 2006, between the Company and JPMorgan Chase Bank, National Association, as Trustee. Interest on the junior subordinated notes is payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on April 30, 2006 at a fixed rate of 7.54% per annum through the interest payment date in April 2016 and a variable interest rate, reset quarterly, equal to LIBOR plus 2.50% thereafter. All payments on the junior subordinated notes are expressly subject and subordinate to our “Senior Debt” (as defined in the indenture governing the junior subordinated notes). After April 30, 2011, we may redeem the junior subordinated notes on any interest payment date, in whole or in part and in accordance with the terms of the indenture, at a redemption price equal to 100% of the principal amount of the junior subordinated notes to be redeemed plus accrued and unpaid interest. Prior to April 30, 2011, we may redeem the junior subordinated notes only upon the occurrence of an “Investment Company Event” or a “Tax Event” (in each case, as defined in the indenture) at a redemption price equal to 107.5% of the principal amount of the junior subordinated notes to be redeemed plus accrued and unpaid interest.

The junior subordinated notes and the indenture contain customary events of default, including, without limitation, failure to pay principal on the junior subordinated notes when due; failure to pay interest on the junior subordinated notes for 30 days after becoming due; and failure to comply with certain covenants and warranties contained in the indenture for a period of 30 days after written notice from the trustee or the holders of 25% of the aggregate principal amount of junior subordinated notes then outstanding. If an “Event of Default” (as defined in the indenture) occurs and is continuing, the Trustee or the “Holders” (as defined in the indenture) of not less than twenty five (25%) in aggregate principal amount of the Outstanding Securities (as defined in the indenture) may declare the principal amount of all the Securities to be due and payable immediately.

On September 28, 2005, we issued and sold an aggregate of $100 million in principal amount of unsecured junior subordinated notes due October 2035 in a private placement in reliance on exemptions under the Securities Act of 1933, as amended. The junior subordinated notes were issued under, and are governed by, a Junior Subordinated Indenture, dated as of September 28, 2005, between the Company and JPMorgan Chase Bank, National Association, as Trustee. Interest on the junior subordinated notes is payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on October 30, 2005 at a fixed rate of 7.25% per annum through the interest payment date in October 2015 and a variable interest rate, reset quarterly, equal to LIBOR plus 2.50% thereafter. All payments on the junior subordinated notes are expressly subject and subordinate to our “Senior Debt” (as defined in the indenture governing the junior subordinated notes). After October 30, 2010, we may redeem the junior subordinated notes on any interest payment date, in whole or in part and in accordance with the terms of the indenture, at a redemption price equal to 100% of the principal amount of the junior subordinated notes to be redeemed plus accrued and unpaid interest. Prior to October 30, 2010, we may redeem the junior subordinated notes only upon the occurrence of an “Investment Company Event” or a “Tax Event” (in each case, as defined in the indenture) at a redemption price equal to 107.5% of the principal amount of the junior subordinated notes to be redeemed plus accrued and unpaid interest.

The junior subordinated notes and the indenture contain customary events of default, including, without limitation, failure to pay principal on the junior subordinated notes when due; failure to pay interest on the junior subordinated notes for 30 days after becoming due; and failure to comply with certain covenants and warranties contained in the indenture for a period of 30 days after written notice from the trustee or the holders of 25% of the aggregate principal amount of junior subordinated notes then outstanding. If an “Event of Default” (as defined in the indenture) occurs and is continuing, the Trustee or the “Holders” (as defined in the indenture) of not less than twenty five (25%) in aggregate principal amount of the Outstanding Securities (as defined in the indenture) may declare the principal amount of all the Securities to be due and payable immediately.

Contingent Convertible Senior Subordinated Notes

In August 2003, we issued $125.0 of outstanding notes. The outstanding notes mature August 5, 2023 and interest is payable semi-annually in arrears commencing on February 5, 2004. The outstanding notes are subordinated to all existing and future senior debt.

We have the right to redeem all or some of the outstanding notes under certain circumstances beginning in August 2006. Holders may require us to repurchase the outstanding notes in August 2008, 2013 and 2018 and upon the occurrence of a change in control as defined in the indenture. The outstanding notes can be converted into our common stock at a conversion price per share of $27.57 which is equal to a conversion rate of approximately 36.2713 common shares per $1,000 principal amount of the outstanding notes under certain circumstances prior to the maturity date. The outstanding notes are convertible at the holder’s option prior to the maturity date under the following circumstances:

(1)	during any calendar quarter, if the closing sale price of our common stock price for at least 20 trading days in the period of 30 consecutive trading days is more than 120% of the conversion price per share ($27.57);

(2)	if we have called the outstanding notes for redemption and the redemption has not yet occurred;

(3)	subject to certain exceptions, during the five trading day period in which the average trading price of the outstanding notes per $1,000 principal amount was less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the outstanding notes;

(4)	reduction of credit rating below B- or B1, credit rating suspended or withdrawn or credit agencies no longer rating the outstanding notes; or

(5)	upon the occurrence of certain corporate transactions.

On December 15, 2004, we amended the indenture governing our outstanding notes to irrevocably elect to pay in cash the lesser of the “cash conversion price” (as defined in the amendment to the indenture) or the principal amount of the notes in the event any notes are converted. In the event that the cash conversion price exceeds the principal amount of the notes converted (the “conversion premium”), we would have the option to satisfy the conversion premium in shares of common stock or cash.

In December 2006, Moody’s Investors Service downgraded the Company’s credit ratings, including its corporate family rating, to B1 from Ba3 and the ratings on a portion of our senior subordinated notes to B3 from B1. In January 2007, due to their continued negative outlook on the Company, Moody’s lowered our credit rating and rating on a portion of our senior subordinated debt to B2 from B1 and to Caa1 from B3, respectively. In November 2007, Moody’s further lowered our credit rating and rating on a portion of our senior subordinated debt to Caa2 from Caa1 and Caa3 from B2, respectively.

In connection with the reduction in our credit rating by Moody’s on our senior subordinated debt, a holder of our outstanding notes may now convert all or a portion of such outstanding notes. Upon conversion of the outstanding notes, we are required to pay cash equal to the lesser of the cash conversion price (as defined in the Supplemental Indenture) and 100 percent of the principal amount of the outstanding notes. In the event that the cash conversion price exceeds 100 percent of the principal amount of the outstanding notes, we may elect to issue common stock or pay an amount of cash equivalent to the difference between the cash conversion price and 100 percent of the principal amount of the outstanding notes. As of December 31, 2007, the cash conversion price per $1,000 aggregate principal amount of outstanding notes would result in the holder receiving an amount less than par and no holders have requested conversion.

Holders of our outstanding notes have an option of requiring us to repurchase the outstanding notes at a price of 100 percent of the principal amount on August 5, 2008. Pursuant to certain amendments to our Existing Revolving Credit Agreement and Existing Term Loan Agreement in January 2008, we will need to have significant liquidity, after giving effect to, on a pro forma basis, the repurchase of the outstanding notes. We currently do not have sufficient liquidity to satisfy these liquidity tests. Therefore, we will be required to seek an amendment or waiver under the Revolving Credit Facility and Term Loan or from the holders of the outstanding notes or issue new securities in exchange for the outstanding notes, or find another way to satisfy our obligations to repurchase the outstanding notes. If we are unable to obtain an amendment, waiver or issue an exchange security, or otherwise satisfy our obligations to repurchase the outstanding notes, the holders of the outstanding notes would have the right to exercise remedies specified in the Indenture, including accelerating the maturity of the outstanding notes, which would result in the acceleration of substantially all of our other outstanding indebtedness. In such a situation, we may not be able to obtain alternative financing and we may be forced to file for bankruptcy. In addition, if the Company is determined to be in default on the outstanding notes, it may be prohibited from drawing additional funds under the Existing Revolving Credit Agreement, which could impair our ability to maintain sufficient working capital. Either situation would have a material adverse effect on the solvency of the Company.

COMPARISON OF RIGHTS OF HOLDERS OF THE OUTSTANDING NOTES AND

HOLDERS OF NEW NOTES

The following is a description of the material differences between the rights of holders of outstanding notes and holders of new notes. This summary may not contain all of the information that is important to you. You should carefully read this entire offering memorandum, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of outstanding notes and a holder of new notes.

Covenants

The indenture governing the new notes will contain affirmative and negative covenants substantially similar to the covenants contained in the indentures for the Company’s outstanding senior subordinated notes. The outstanding notes were not subject to such affirmative and negative covenants.

Ranking

In any liquidation or bankruptcy of the Company, the new notes would rank below all claims against the Company of any of its first-lien or second-lien creditors, including the Second Lien Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, the holders of new notes will not be entitled to receive any payment or other distribution of assets until after the Company’s obligations to creditors of its first-lien and second-lien notes have been satisfied in full. In any liquidation or bankruptcy of the Company, the outstanding notes would rank below all claims against the Company of holders of any of secured indebtedness, including holders of the new notes, and the holders of outstanding notes will not be entitled to receive any payment or other distribution of assets until after the Company’s obligations to secured creditors have been satisfied in full.

Collateral

The new notes and related guarantees will be senior secured obligations of the Company and will be secured by third-priority liens, subject to certain exceptions, in substantially all of the tangible and intangible assets of the Company and the guarantors that will secure our proposed Amended Credit Facilities on a first-priority basis. The collateral will not include the pledges of stock of guarantors to the extent that they would result in the filing with the SEC of separate financial statements of such guarantors. The lenders under our proposed Amended Credit Facilities and related hedge counterparties will hold the first-priority liens on the collateral and the holders of our Second Lien Notes will hold the second-priority lien on the collateral. The outstanding notes are the Company’s unsecured senior subordinated obligations.

Conversion Rights

Each of the outstanding notes is convertible into shares of common stock of the Company at an initial conversion price of $27.57 per share, which is equal to a conversion rate of approximately 36.2713 shares of common stock per $1,000 principal amount of outstanding notes. The conversion rate is subject to adjustment by the Company in accordance with the circumstances stated in Article 12 of the Indenture for the outstanding notes. The new notes are not convertible into any other security.

Contingent Interest

In addition to regular interest on the outstanding notes, beginning with the six-month interest period beginning on August 5, 2006, contingent interest will accrue on the outstanding notes during any six-month interest period where the average trading price of a note for the five trading day period ending on the third trading day immediately preceding the first day of such six-month period equals $1,200 or more per $1,000 principal amount of notes. Contingent interest will not accrue on the new notes.

BOOK ENTRY; DELIVERY AND FORM

Book-Entry Procedures for the Global Securities

The new notes will initially be represented in the form of one or more global securities in definitive, fully-registered book-entry form, without interest coupons that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

Except as set forth below, the global securities may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for new notes in physical, certificated form except in the limited circumstances described below.

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement system of DTC and are subject to change by DTC from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporation and specified other organizations. Indirect access to DTC’s system is also available to other entities, such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities handle by or on behalf of DTC only through participants or indirect participants.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have new notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated new notes; and

•

will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of new notes or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize the participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

Payments with respect to the principal of, and interest on any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee, in its capacity as the registered holder of the global note representing the new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global securities, are registered as the owners of the new notes for the purpose of receiving payment on the new notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among its participants, it is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

•

we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not required within 90 days of the notice of cessation;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of new notes in definitive form under the indenture; or

•	upon the occurrence of specified other events as provided in the indenture;

then, certificated new notes will be issued to each person that DTC identifies as the beneficial owner of the new notes represented by the global securities upon surrender by DTC of the global securities. Upon the issuance of certificated new notes, the trustee is required to register certificated new notes in the name of that person or persons, or their nominee, and cause the certified new notes to be delivered to those persons.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

No Transfer Restrictions

The Exchange Offer is being made in reliance on an exemption from registration provided by Section 3(a)(9) of Securities Act. Securities that are obtained in Section 3(a)(9) exchanges generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. All of the outstanding notes are freely tradeable. Accordingly, all of the new notes issued in this Exchange Offer will be freely transferable and will be represented by a single unrestricted CUSIP number.

THE EXCHANGE OFFER

General

We are relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of the Securities Act with respect to the exchange of the outstanding notes for the new notes. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes to be offered in the Exchange Offer. Securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. All of the outstanding notes are freely transferable, either because they have been resold pursuant to the shelf registration statement referred to below filed with the SEC on September 12, 2003 or because they have been held for the required minimum holding period and therefore are eligible for resale without restriction pursuant to Rule 144 under the Securities Act. Accordingly, all of the new notes issued in this Exchange Offer will be freely transferable and will be represented by a single unrestricted CUSIP number.

On August 5, 2003, we completed the original offering of outstanding notes. The offering was made pursuant to Rule 144A under the Securities Act and not registered under the Securities Act. We filed a registration statement with the SEC covering resales of the outstanding notes and our common shares issuable upon exchange of the outstanding notes that became effective on November 24, 2005. Under the Registration Rights Agreement dated as of August 5, 2003 by and among us, the guarantors named therein, Deustche Bank Securities Inc. and Raymond James & Associates, Inc. as initial purchasers, our obligation to keep such registration statement effective ended on August 5, 2005.

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this offering memorandum and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of new notes for each $1,000 principal amount of validly tendered and accepted outstanding notes. We are offering to exchange all of the outstanding notes. However, the Exchange Offer is subject to the conditions described in this offering memorandum.

You may tender all, some or none of your outstanding notes, subject to the terms and conditions of the Exchange Offer. Holders of outstanding notes must tender their outstanding notes in a minimum $1,000 principal amount and multiples thereof unless you are tendering all of your outstanding notes.

The Exchange Offer is not being made to, and we will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the Exchange Offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our board of directors does not make any recommendation as to whether you should tender outstanding notes pursuant to the Exchange Offer. You must make the decision whether to tender outstanding notes and, if so, how many outstanding notes to tender.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange outstanding notes tendered pursuant to the Exchange Offer and may terminate or amend the Exchange Offer, if any of the following conditions precedent to the Exchange Offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the Exchange Offer or with the acceptance of outstanding notes and issuance of the new notes:

•	at least 95% of the aggregate principal amount outstanding of the outstanding notes has been validly tendered and not withdrawn at the Expiration Date;

•	consummation of the Refinancing Transactions;

•

no action or event shall have occurred, failed to occur or been threatened, and no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

(1)	challenges the making of the Exchange Offer or the exchange of outstanding notes under the Exchange Offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of outstanding notes under the Exchange Offer, or

(2)	in our sole judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities, taxes or prospects of the Company and its subsidiaries, taken as a whole, or would be material to holders of outstanding notes in deciding whether to accept the Exchange Offer;

•

(1) trading generally shall not have been suspended or materially limited on or by the New York Stock Exchange; (2) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (3) no general banking moratorium shall have been declared by federal or New York authorities; or (4) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the Exchange Offer;

•

the trustee with respect to the outstanding notes shall not have objected in any respect to, or taken any action that could in our sole judgment adversely affect, the consummation of the Exchange Offer or the exchange of outstanding notes under the Exchange Offer, nor shall the trustee or any holder of outstanding notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of the outstanding notes under the Exchange Offer;

•

there shall not have occurred or be continuing any tender or Exchange Offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us made by any person or entity; and

•

a Form T-1 and a Form T-3 with respect to the indenture governing the new notes shall be effective under the Trust Indenture Act of 1939, as amended, immediately prior to the closing of the Exchange Offer.

All of the foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the Exchange Offer:

•	terminate the Exchange Offer and return all tendered outstanding notes to the holders thereof;

•

modify, extend or otherwise amend the Exchange Offer and retain all tendered outstanding notes until the Expiration Date, as may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments; Termination” and “—Withdrawal of Tenders” below); or

•	waive the unsatisfied conditions and accept all outstanding notes tendered and not previously withdrawn.

Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Exchange Offer which, if not complied with or obtained, would have a material adverse effect on us.

If there is a material change to the information included in this offering memorandum, we may be required promptly to disclose such material change in the information by means of an offering memorandum supplement.

Expiration Date; Extensions; Amendments; Termination

The Expiration Date for the Exchange Offer is 12:00 midnight, New York City time, on August 4, 2008, unless the period for the Exchange Offer is extended, in which case, the Expiration Date shall mean the latest date and time to which the Exchange Offer is extended.

To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the outstanding notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

We reserve the right, in our sole discretion, to (1) not to accept any outstanding notes upon failure to satisfy any of the conditions listed in “—Conditions to the Exchange Offer”, (2) extend the Exchange Offer, (3) terminate the Exchange Offer upon failure to satisfy any of the conditions listed in “—Conditions to the Exchange Offer” or (4) amend the Exchange Offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or material amendment will be followed promptly by oral or written notice thereof to the exchange agent.

If we amend the Exchange Offer in a manner that we determine constitutes a material or significant change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of the amendment and extend the Exchange Offer to the extent required by law.

Without limiting the manner in which we may choose to make public announcements of any delay, extension, amendment or termination of the Exchange Offer and subject to applicable law, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the Exchange Offer. To tender in the Exchange Offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the Expiration Date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the accompanying letter of transmittal; or

•

the exchange agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth on the cover page of the letter of transmittal prior to the Expiration Date.

The tender by a holder of outstanding notes that is not withdrawn prior to the Expiration Date will constitute an agreement between the holder of outstanding notes and us in accordance with the terms and subject to the conditions set forth in this offering memorandum and in the accompanying letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the Expiration Date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule l7Ad-l5 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance”

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the Exchange Offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give any notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the Exchange Offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all outstanding notes properly tendered will be accepted promptly after the Expiration Date, and the new notes will be issued promptly after acceptance of the outstanding notes. See “—Conditions to the Exchange Offer.” For purposes of the Exchange Offer, the outstanding notes shall be deemed to have been accepted as validly tendered for exchange when WCI gives oral or written notice to the exchange agent.

In all cases, issuance of new notes for outstanding notes that are accepted for exchange pursuant to the Exchange Offer will be made only after the exchange agent has timely received a book-entry confirmation of such outstanding notes into its account at the DTC and a properly completed and duly executed Letter of Transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged outstanding notes will be credited to an account maintained with such Book-Entry Transfer Facility promptly after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the Exchange Offer promptly after the date of this offering memorandum. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the Expiration Date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the Expiration Date may tender if:

•	the tender is made through an eligible institution;

•

prior to the Expiration Date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the accompanying letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the executed letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the Expiration Date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Effect of Tender

Any valid tender by a holder of outstanding notes that is not validly withdrawn prior to the Expiration Date of the Exchange Offer will constitute a binding agreement between that holder and WCI upon the terms and subject to the conditions of this offering memorandum and the Letter of Transmittal. The acceptance of the Exchange Offer by a tendering holder of outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes pursuant to the Exchange Offer, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Withdrawal of Tenders

Except as otherwise provided in this offering memorandum, holders of outstanding notes may withdraw their tenders at any time prior to the Expiration Date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have validly tendered for exchange for purposes of the Exchange Offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the Expiration Date.

Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer

Consummation of the Exchange Offer for the outstanding notes may have adverse consequences to holders of outstanding notes who elect not to tender outstanding notes in the Exchange Offer. See “Risk Factors—Risks Relating to the Exchange Offer.”

Absence of Dissenters’ Rights

Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law in connection with the Exchange Offer.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A., as the exchange agent for the Exchange Offer. You should direct questions, requests for assistance and requests for additional copies of this offering memorandum, any documents incorporated by reference into this offering memorandum or the accompanying letter of transmittal to The Bank of New York Mellon Trust Company, N.A., at the telephone number or the address listed on the back cover page of this offering memorandum. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

No Recommendation to Tender

Neither we, our board of directors nor any other person is making any recommendation regarding whether you should tender your outstanding notes for exchange and accept new notes offered in the Exchange Offer. You must make your own determination as to whether to tender your outstanding notes for exchange.

Solicitation

The Exchange Offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the outstanding notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer. The exchange agent will mail solicitation materials on our behalf. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of WCI and our subsidiaries.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the Exchange Offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that outstanding notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Other Fees and Expenses

Tendering holders of outstanding notes will not be required to pay any expenses of soliciting tenders in the Exchange Offer. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

We will pay the cash expenses to be incurred in connection with the Exchange Offer, including accounting, legal, printing, and related fees and expenses.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the Exchange Offer, except for the expensing of approximately $3.5 million in unamortized debt issue cost related to the outstanding notes. The expenses of the Exchange Offer will be deferred and amortized over the term of the related new notes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of preferred stock, par value $.01 per share, 100,000,000 shares of common stock, par value $.01 per share and 100,000,000 shares of series common stock, par value $.01 per share. As of May 5, 2008, our outstanding capital stock consisted of 42,168,416 shares of common stock. As of June 30, 2008, (1) we had no other shares of any class or series issued and outstanding and (2) we had no outstanding warrants, rights or convertible securities other than the outstanding notes and pursuant to our stockholder rights plan, as described below.

Our authorized shares of preferred stock have not been designated as to series and will be available for issuance from time to time in one or more series at the discretion of our board of directors. Our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of the Company and could adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. In connection with our stockholder rights plan, described below, our board of directors declared a dividend of one preferred share purchase right for each share of common stock outstanding on February 9, 2007, which entitles the registered holder to purchase one one-thousandth of a share of series A junior participating preferred stock, par value $0.01 per share, of the Company at a price of $70.00 per one-thousandth of a share of Preferred Stock. As of March 30, 2008, no preferred share purchase rights have been exercised and there were no shares of preferred stock outstanding.

The common stock has one vote per share. As of March 11, 2008, there were 224 holders of all of our common stock.

The following description of the material terms of our capital stock is subject to our second restated certificate of incorporation and third amended and restated bylaws, as amended by the amendment to the third amended and restated bylaws, which are incorporated by reference and filed, respectively, as exhibits to our Current Reports on Form 8-K filed May 24, 2005 and August 21, 2007, and the provisions of applicable Delaware law.

Common Stock

Voting Rights

Each share of common stock will be entitled to one vote. Except as noted above, and except as provided under the Delaware General Corporation Law, the holders of shares of common stock vote together as a single class on all matters on which stockholders are permitted or entitled to vote, including the election of directors.

Dividends

Each share of common stock will be entitled to receive dividends if, as and when declared by the board of directors out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock or series common stock that we may issue in the future. See “Dividend Policy.”

Liquidation Rights

In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock or series common stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, holders of common stock will be entitled to share ratably with holders of common stock in the distribution of assets to the stockholders.

Other Provisions

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, other than the stockholder rights plan described below, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the common stock.

Election of Directors

The election of directors of WCI will be determined by a majority of the votes cast at the general meeting at which the directors are elected. Stockholders of WCI do not have cumulative voting rights. Accordingly, the holders of a majority of the voting rights attaching to our common stock will, as a practical matter, be entitled to control the election of all directors.

Preferred Stock and Series Common Stock

The rights and preferences of our authorized preferred stock and series common stock is undesignated. Our board of directors has the authority to issue the preferred shares and series common stock in one or more series and to fix the rights, preferences, privileges and restrictions attaching to those shares, including dividend rights, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series and the designation of any series, without further vote or action by the stockholders.

Subject to applicable law and stock exchange regulations, any series of preferred stock or series common stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights.

At present, we have no preferred stock or series common stock outstanding and have no plans to issue any preferred shares or series common stock.

Board Actions

WCI’s third amended and restated by-laws provide that certain actions require approval by our board of directors. Actions will require approval by a majority of the votes present and entitled to be cast at a properly convened meeting of our board of directors.

The New York Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “WCI”.

Transfer Agent and Registrar

Computershare Investor Services, LLC (the “Transfer Agent”) is the transfer agent and registrar for the shares of common stock in the United States.

Anti-Takeover Measures

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the business combination our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of our outstanding voting stock at the time such transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned:

•	by our officers and directors and

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control or reducing the price that some investors might be willing to pay in the future for our common stock.

Election and Removal of Directors

Our second restated certificate of incorporation provides that the board of directors shall consist of not less than three directors. Directors shall hold office for a one-year term. Directors may be removed, with or without cause, at any time, by the action of the holders of record of a majority of issued and outstanding stock of the corporation present and entitled to vote at a meeting of stockholders. In addition, the authorized number of directors may be changed only by resolution of our board of directors and does not include a provision for cumulative voting for directors. These and other provisions contained in our second restated certificate of incorporation and third amended and restated by-laws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Outstanding Notes and our common stock into which the Outstanding Notes are convertible.

Stockholder Meetings and Written Consent

Our second restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of the stockholders can only be called by the secretary or any other officer, whenever directed by a majority of the board of directors pursuant to a resolution or by the chief executive officer or president.

Stockholder Nominations and Proposals

Our third amended and restated by-laws provides that a stockholder may nominate one or more persons for election as directors or may bring other business at an annual meeting only if the stockholder has given written notice, either by personal delivery or certified mail, to our corporate secretary not less than 90 days and not more than 120 days before the first anniversary of the preceding year’s annual meeting. Each notice must contain:

•

as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the nominee required by the proxy rules under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of the stockholder or beneficial owner, if any, on whose behalf the proposal is made, as they appear on WCI’s stock transfer books;

•	the class, series and number of WCI shares which are owned beneficially and of record by such stockholder and such beneficial owner, if any; and

•	if the stockholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.

The chairman of the meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

Rights Plan

On January 30, 2007, we entered into a Rights Agreement (the “Rights Agreement”) with Computershare Trust Company, N.A., as rights agent. On January 30, 2007, the Board of Directors declared a dividend of one preferred share purchase right (the “Right”) for each outstanding share of common stock. The dividend was paid on February 9, 2007 (the “Record Date”), to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share of the Company at a price of $70.00 per one-thousandth of a share of preferred stock, as the same may be adjusted.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of common stock having a market value of two times the Purchase Price, as defined in the Rights Agreement. If the Rights are exercised the economic interests and voting rights of any Acquiring Person will be substantially diluted.

The Rights will expire on January 30, 2009 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by us, as defined in the Rights Agreement. The Rights are not exercisable until a person or group of affiliated or associated persons has acquired beneficial ownership of 15%, which was amended to 16% on February 27, 2007 and further amended to 25% on August 20, 2007, or more of the outstanding shares of common stock (other than any existing shareholder who, as of January 30, 2007, beneficially owns more than such percentage, which existing shareholder will be precluded from acquiring any additional shares of common stock). Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Liability of Officers and Directors

Our second restated certificate of incorporation provides that no director will be personally liable for violations of the director’s fiduciary duty, except

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions or

•	for any transaction from which a director derived an improper personal benefit.

Our second restated certificate of incorporation provides that WCI shall indemnify any officer or director to the full extent permitted under Delaware law. We have been informed that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that any discussion of tax matters set forth in this offering memorandum was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

The following is a general discussion of certain U.S. federal income tax consequences of the Exchange Offer to holders of outstanding notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons that hold outstanding notes or will hold new notes as part of a “straddle,” a “hedge,” a “conversion transaction” or other “integrated transaction,” “U.S. Holders” (as defined below) that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any state, local or foreign tax consequences or any U.S. federal tax consequences other than income tax consequences. This summary assumes that holders have held the outstanding notes and will hold the new notes exclusively as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and the Company has not obtained, and does not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Exchange Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of outstanding notes or new notes that is (i) a citizen or an individual resident of the United States; (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of outstanding notes or new notes that is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds outstanding notes or new notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The partner and partnership should consult their tax advisors concerning the tax treatment of the Exchange Offer. This disclosure does not address the tax treatment of partnerships or persons who hold their outstanding notes or new notes through a partnership.

Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of the Exchange Offer.

Tax Consequences to U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder that tenders outstanding notes in the Exchange Offer.

Tax Consequences to U.S. Holders of the Exchange

The exchange of the outstanding notes for new notes in the Exchange Offer will be a taxable event for U.S. federal income tax purposes unless the Code explicitly prevents recognition of any gain or loss realized (e.g., if the exchange is a recapitalization under the Code as discussed below). In order for an exchange of outstanding notes for new notes to qualify as a recapitalization under Section 368(a)(1)(E) of the Code, the outstanding notes and the new notes must both be treated as “securities” under the relevant provisions of the Code. Neither the Code nor the Treasury Regulations define the term security. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. Because the application of these rules to the outstanding notes and the new notes is unclear, U.S. Holders should consult their tax advisors regarding whether the outstanding notes and/or the new notes would constitute securities for these purposes. If the outstanding notes and the new notes are treated as securities, we believe that the exchange of outstanding notes for new notes will be treated as a tax-free recapitalization and therefore you generally will not recognize any gain or loss on the exchange. In such a case, your initial tax basis in the new notes received in the exchange will be equal to your tax basis in the outstanding notes exchanged therefor, and your holding period for such new notes will include the period during which you held the outstanding notes surrendered in the exchange.

If the outstanding notes or the new notes are not treated as securities, then you would generally recognize gain or loss equal to the difference (if any) between the “issue price” of the new notes (as described below) at the time of the exchange and your adjusted tax basis in the outstanding notes exchanged therefor. Since the outstanding notes are contingent convertible notes subject to the Treasury Regulations governing contingent payment debt instruments, any gain on the exchange would be treated as ordinary interest income. Any loss on the exchange would be treated as an ordinary loss to the extent of your prior net original issue discount (“OID”) inclusions with respect to the outstanding notes. Any loss in excess of that amount would be treated as capital loss, which will be long-term if the outstanding notes were held for greater than one year. The deductibility of capital losses is subject to limitations. Your adjusted tax basis in the new notes would equal their issue price, and you would have a new holding period in the new notes commencing the day after the exchange.

Issue Price of the New Notes. If neither the outstanding notes nor the new notes are considered to be “publicly traded” property, as defined by Treasury Regulations, the issue price of the new notes would be the stated principal amount of such new notes. If, however, the new notes are considered to be “publicly traded” property, the issue price of the new notes would be equal to the fair market value of the new notes on the date of the exchange. If the new notes are not, but the outstanding notes are, considered to be “publicly traded” property, the issue price of the new notes would be the fair market value of the outstanding notes on the date of the exchange The outstanding notes or new notes would generally be considered to be “publicly traded” property if, at any time during the 60-day period ending 30 days after the date of the exchange, they appear on a system of general circulation that provides a reasonable basis to determine the fair market value of the outstanding notes or new notes by disseminating either (i) recent price quotations (including rates, yields, or other pricing information) of one or more identified brokers, dealers or traders or (ii) actual prices (including rates, yields, or other pricing information) of recent sales transactions. We believe that the outstanding notes and the new notes would be considered “publicly traded” for these purposes, and thus, that the issue price of the new notes will be their fair market value on the date of the exchange.

Tax Consequences to U.S. Holders of Ownership of New Notes

Original Issue Discount on New Notes. The new notes will be treated as issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the new notes other than “qualified stated interest”) and their issue price (as discussed above). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. None of the stated interest payments on the new notes are qualified stated interest.

You must generally include OID in your gross income as it accrues over the term of a new note without regard to your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income. The amount of OID that you must include in income will generally equal the sum of the “daily portions” of OID with respect to the new note for each day during the taxable year or portion of the taxable year in which you held such new note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a new note may be of any length and may vary in length over the term of the new note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the new note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “yield to maturity” of a new note is the discount rate that causes the present value of all payments on the new note as of its original issue date to equal the issue price of such new note.

The “adjusted issue price” of a new note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments previously made on such new note. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

The OID rules provide that, solely for purposes of the accrual of OID, if an issuer of a note has an unconditional option to defer the payment of interest, including as a result of paying PIK Interest, the issuer will be presumed to exercise such option in the manner that minimizes the yield on the note. After August 5, 2011, we have the option to pay interest on the new notes in cash or in PIK Interest. The determination of whether or not the exercise of the option to pay PIK Interest after August 5, 2011 will minimize the yield on the new notes will depend on the issue price of the new notes. If the issue price of the new notes is greater than their principal amount, the payment of PIK Interest after August 5, 2011 would increase the yield on the new notes, and thus the OID rules would require us to assume that, for purposes of calculating the yield on the new notes, we will pay all interest in cash after August 5, 2011. In contrast, if the issue price of the new notes is less than their principal amount, the payment of PIK Interest after August 5, 2011 would decrease the yield on the new notes, and thus the OID rules would require us to assume that, for purposes of calculating the yield on the new notes, we will pay all interest in PIK Interest after August 5, 2011. If, for any interest payment period during which we have the option to pay interest in the form of cash or PIK Interest, we exercise our option in a manner that is inconsistent with the foregoing assumptions, your OID calculation for future periods will be adjusted by treating the new note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period, and recalculating the yield to maturity of the reissued new note.

Each payment made in cash under a new note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. You generally will not be required to include separately in income cash payments received on the new notes to the extent such payments constitute payments of previously accrued OID or payments of principal.

The issuance of PIK Notes is generally not treated as a payment of interest. Instead, a new note and any PIK Notes issued in respect of PIK Interest thereon are treated as a single debt instrument under the OID rules. For U.S. federal income tax purposes, increasing the principal amount of the new notes will generally be treated the same as the issuance of PIK Notes.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.

Sale, Exchange, Retirement, or Other Taxable Disposition of New Notes. Upon the sale, exchange, retirement, or other taxable disposition of a new note (or a PIK Note), you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition and the adjusted tax basis of the new note (or PIK Note). Your adjusted tax basis in a new note will, in general, be your initial tax basis in the new note, increased by OID previously included in income, and reduced by any cash payments on the new note. Although not free from doubt, your adjusted tax basis in a new note should be allocated between the new note and any PIK Notes received in respect of PIK Interest thereon in proportion to their relative principal amounts. Your holding period in any PIK Note received in respect of PIK Interest would likely be identical to your holding period for the new note with respect to which the PIK Note was received.

Any gain or loss you recognize will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the new note has been held for more than one year. Capital gains of noncorporate U.S. Holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder that tenders outstanding notes in the Exchange Offer.

Tax Consequences to Non-U.S. Holders of the Exchange

As discussed above under “Tax Consequences to U.S. Holders—Tax Consequences to U.S. Holders of the Exchange,” the tax consequences of the exchange will depend on whether the exchange would constitute a recapitalization under the Code. If there is an exchange that qualifies as a recapitalization, you generally will not recognize any gain or loss on the exchange.

If the exchange does not qualify as a recapitalization, since the outstanding notes are contingent convertible notes subject to the Treasury Regulations governing contingent payment debt instruments, any gain on the exchange would be treated as ordinary interest income, and such gain may be subject to a 30% U.S. federal withholding tax, unless you provide us (or our paying agent) with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that the gain on the exchange is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. You should consult your tax advisor regarding the possible imposition of such withholding tax as well as exemptions that may be available to you (including the possible availability of the “portfolio interest exemption” pursuant to Sections 871(h) and 881(c) of the Code).

If you are engaged in a trade or business in the United States and the gain on the exchange is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then you will be subject to U.S. federal income tax on that gain on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements in the immediately preceding paragraph are satisfied) in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such gain, subject to adjustments.

If withholding results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders of Ownership of New Notes

U.S. Federal Withholding Tax. The 30% U.S. federal withholding tax will not apply to any payment of interest (which for purposes of this discussion includes OID) on the new notes under the “portfolio interest rule,” provided that (i) such interest is not effectively connected with the conduct of a trade or business by you in the United States (or, if one of certain tax treaties applies, is not attributable to a U.S. permanent establishment maintained by you); (ii) you do not actually or constructively own 10% or more of our voting stock; (iii) you are not a controlled foreign corporation that is related to us through stock ownership; (iv) you are not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. Holder).

If you cannot satisfy the requirements described above, payments of accrued interest on the new notes made to you (whether in cash or in the form of additional new notes) will be subject to a 30% U.S. federal withholding tax, unless your provide us (or our paying agent) with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the new notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a new note.

U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest (including OID) on the new notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to U.S. federal income tax on that interest (including OID) on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied) in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID), subject to adjustments.

Any gain realized on the disposition of a new note generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on new notes beneficially owned by you at the time of your death, provided that any payment to you on the new notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—U.S. Federal Withholding Tax” without regard to the statement requirement described in item (v) of that section.

Backup Withholding and Information Reporting

U.S. Holders

In general, information reporting requirements will apply to the exchange of outstanding notes for new notes and to certain payments of principal and interest (including OID) paid on the new notes and to the proceeds of the sale or other disposition of a new note paid to you (unless you are an exempt recipient such as a corporation).

Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, we must report to the IRS and to the exchange of outstanding notes for new notes, the amount of interest (including OID) paid to you with respect to the new notes and the amount of tax, if any, withheld with respect to the exchange or such interest payments. Copies of the information returns reporting the exchange or such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to you the exchange of outstanding notes for new notes or interest (including OID) on the new notes that we pay to you, provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. Holder).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of new notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

WCI Communities, Inc.

Exchange Offer for any and all Outstanding

4.0% Contingent Convertible Senior Subordinated Notes due 2023

Questions, requests for assistance and requests for additional copies of this offering memorandum, any documents incorporated by reference into this offering memorandum or the accompanying letter of transmittal should be directed to the exchange agent at the telephone number and address set forth below.

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The exchange agent for the Exchange Offer is:

The Bank of New York Mellon Trust Company, N.A.

The Bank of New York Mellon Trust Company, N.A.

101 Barclay Street – 7 East

New York, NY 10286

Attention: David Mauer

Telephone: (212) 815-3687

Facsimile: (212) 298-1915

Offering Memorandum dated July 8, 2008.